UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

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VSE Corporation
(Name of Registrant as Specified in Its Charter)

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VSE CORPORATION
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 21, 2024

DATE: Tuesday, May 21, 2024	TIME: 10:00 a.m. Eastern Daylight Time	LOCATION: www.virtualshareholder meeting.com/VSEC2024
The Annual Meeting of Stockholders of VSE Corporation, a Delaware corporation (“VSE” or the “Company”), will be held on Tuesday, May 21, 2024, at 10:00 a.m., Eastern Daylight Time (the "Annual Meeting"). The Annual Meeting will be a virtual meeting via live audio webcast. You will be able to attend the Annual Meeting by visiting www.virtualshareholdermeeting.com/VSEC2024 and entering the 16-digit control number included on your proxy card or in the instructions that accompanied your proxy materials.

The Annual Meeting will be held for the following purposes:

Items of Business
1.	To elect eight directors to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified;
2.	To ratify the appointment of Grant Thornton LLP as VSE's independent registered public accounting firm for the year ending December 31, 2024;
3.	To approve, on a non-binding advisory basis, the compensation of our named executive officers; and
4.	To transact such other business as may properly come before the Annual Meeting, or any adjournment thereof.

Stockholders of record at the close of business on March 25, 2024, may vote at the Annual Meeting.

This 2024 Proxy Statement and our 2023 Annual Report to Stockholders (the “Annual Report”) are available at www.proxyvote.com. You will need your unique 16-digit control number which appears on the Notice of Internet Availability of Proxy Materials ("Notice") to access the Annual Meeting materials. The Annual Report, which contains the Company’s consolidated financial statements and other information of interest to stockholders, accompanies this proxy material. These proxy materials were first made available to our stockholders on April 1, 2024.

You may vote your VSE common stock by internet, regular mail or virtually during the Annual Meeting. Voting instructions are contained in this 2024 Proxy Statement, as well as in the Notice and on the proxy card that will accompany the Notice.

We thank you for your support and look forward to your participation in the Annual Meeting.

By Order of the Board of Directors
Farinaz S. Tehrani, Corporate Secretary

PROXY STATEMENT SUMMARY

The following summary highlights information contained elsewhere within this Proxy Statement. You should read the entire Proxy Statement carefully before voting.

KEY MEETING INFORMATION

Date and Time	Tuesday, May 21, 2024, 10:00 a.m. EDT
Location	Online at www.virtualshareholdermeeting.com/VSEC2024
Record Date	March 25, 2024

MEETING AGENDA

Agenda Item	Board Recommendation	Page
1.Election of eight directors	FOR each nominee	5
2.Ratification of the appointment of Grant Thornton LLP as VSE's independent registered public accounting firm for the year ending December 31, 2024	FOR	18
3.Approval, on a non-binding advisory basis, of our named executive officer compensation	FOR	51

DIRECTOR NOMINEES

Name	Director Since	Occupation	Committee Membership
Ralph E. Eberhart	2007	Non-Executive Chairman; General, U.S. Air Force (Ret.), formerly Commander of several major Commands and Unified Commands, including, Commander of U.S. Northern Command and North American Aerospace Defense Command (NORAD)
John A. Cuomo	2019	President and Chief Executive Officer
Anita D. Britt	2022	Former Chief Financial Officer at Perry Ellis International	AC*; CHRC
Edward P. Dolanski	2022	Former President, U.S. Government Services at Boeing Global Services and Former CEO at Aviall, Inc.	AC, CHRC
Mark E. Ferguson III	2017	Admiral, US Navy (Ret.), Former Commander of the U.S. Naval Forces Europe/Africa and Vice Chief of Naval Operations	AC, NCGC*
Lloyd E. Johnson	2022	Former Global Managing Director, Finance and Internal Audit, Accenture Corporation	CHRC, NCGC
John E. Potter	2014	President and CEO of the Metropolitan Washington Airports Authority	CHRC*, NCGC
Bonnie K. Wachtel	1991	Principal and Director of Wachtel & Co., Inc.	AC, NCGC

*= Chair of committee; AC= Audit Committee; CHRC= Compensation and Human Resources Committee; NCGC= Nominating and Corporate Governance Committee

VSE CORPORATION

PROXY STATEMENT
Annual Meeting of Stockholders
to be held on May 21, 2024

ABOUT THE 2024 ANNUAL MEETING AND VOTING AT THE VIRTUAL MEETING

This Proxy Statement (this “2024 Proxy Statement”) is being furnished to the stockholders of VSE Corporation, a Delaware corporation (“VSE” or the “Company”), in connection with the solicitation of proxies by VSE’s Board of Directors (the “Board”) for use at the Annual Meeting of VSE’s stockholders to be held on Tuesday, May 21, 2024, commencing at 10:00 a.m., Eastern Daylight Time (the "Annual Meeting"). The Annual Meeting will be a virtual meeting via live audio webcast for the purposes specified in the accompanying Notice of the Annual Meeting and Internet availability of proxy materials (the “Notice”).

As discussed in more detail below, the purpose of the Annual Meeting is (1) to vote for the election of eight directors to the Board; (2) to ratify the appointment of Grant Thornton LLP as VSE's independent registered public accounting firm for the year ending December 31, 2024; (3) to approve, on a non-binding advisory basis, the compensation of our named executive officers; and (4) to transact such other business as may properly come before the Annual Meeting, or any adjournment thereof.

As of the date of this 2024 Proxy Statement, the Board does not intend to present, and has not been informed that any other person intends to present, any matter for action at the Annual Meeting other than those matters specifically referred to herein. If, however, any other matters are properly presented to the Annual Meeting for action, the proxy holders will vote the proxies, which confer authority on such holders to vote on such matters, in accordance with their best judgment. The persons named as attorneys-in-fact in the proxies are the Chair of the Board, General Ralph E. Eberhart, and VSE’s Chief Executive Officer, John Cuomo.

The close of business on March 25, 2024, is the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting. As of the close of business on the record date, there were 15,833,849 shares of Stock outstanding and approximately 197 stockholders of record.
Recommendations of the Board

The Board recommends a vote:

1.“FOR” the election of each of the eight director nominees named in this 2024 Proxy Statement;

2."FOR" the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2024; and

3.“FOR” the approval, on a non-binding advisory basis, of our named executive officer compensation.

Quorum, Voting and Vote Required

Holders of a majority of VSE’s outstanding common stock, par value $.05 per share (“Stock”), as of the close of business on March 25, 2024, must be present at the Annual Meeting, either in person or represented by properly executed proxy, to constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes will be counted as present for purposes of determining whether the quorum requirement is satisfied. A proxy submitted by a broker that is not voted is called a broker non-vote. Each stockholder is entitled to one vote for each share of Stock held of record as of the close of business on March 25, 2024, on all matters that may be submitted to the stockholders at the Annual Meeting.

Directors are elected by a plurality of votes cast, without regard to either broker non-votes or withheld votes.

The ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm requires the affirmative vote of a majority of the Stock present or by proxy, at the Annual Meeting and entitled to vote at the Annual Meeting. Abstentions will have the same effect as a vote against the proposal. This proposal is considered a routine matter on which the broker will have discretionary authority to vote on the proposal should a beneficial holder not provide voting instructions. For that reason, if you are a beneficial holder and you wish to vote "for," "against" or "abstain" from this proposal, you will have to provide your broker with such an instruction. Otherwise, your broker will vote in its discretion.

The approval of the non-binding advisory vote to approve the Company’s named executive officer compensation requires the affirmative vote of a majority of the Stock present or by proxy, and entitled to vote, at the Annual Meeting. Abstentions will have the same effect as a vote against the advisory vote. Broker non-votes will have no effect on the outcome of the advisory vote. The results of this advisory vote are not binding on the Board.

How to Vote

You will not receive a printed copy of this 2024 Proxy Statement or the Annual Report in the mail unless you request a printed copy. As permitted by the Securities and Exchange Commission (the “SEC”), we are delivering this 2024 Proxy Statement and the Annual Report via the Internet. On or about April 1, 2024, we are mailing to our stockholders the Notice and accompanying proxy card containing instructions on how to access this 2024 Proxy Statement and the Annual Report and authorize a proxy to vote their shares of Stock. If you wish to request a printed copy of this 2024 Proxy Statement and the Annual Report, you should follow the instructions included in the Notice. The Notice is not a proxy card or ballot.

You may vote your Stock by Internet, by regular mail, or virtually during the Annual Meeting. Each of these voting options is described in the Notice and our proxy card. You may vote during the Annual Meeting by logging into the meeting website at www.virtualshareholdermeeting.com/VSEC2024 using the 16‐digit control number included on your Notice, and following the instructions provided on the website. Stock held in your name as the stockholder of record may be voted electronically during the Annual Meeting. Stock for which you are the beneficial owner but not the stockholder of record also may be voted electronically during the Annual Meeting. You may also read, print, and download the Annual Report, this 2024 Proxy Statement and our proxy card at www.proxyvote.com using your unique 16-digit control number which appears on the Notice. On an ongoing basis, stockholders may request to receive proxy materials in printed form by mail or electronically by e-mail.

You should complete and return your proxy card, or vote using the Internet voting option, even if you plan to attend the Annual Meeting to ensure that your vote is counted at the Annual Meeting, so that your vote will be counted if you later decide to not attend the Annual Meeting. If you return an executed proxy card without marking your instructions, your executed proxy card will be voted in accordance with the recommendations of the Board. If you indicate a choice with respect to any matter to be acted upon on your proxy card or voting instruction card, your Stock will be voted in accordance with your instructions.

If you are a beneficial owner and hold Stock in street name through a broker or other nominee and do not return the voting instruction card, the broker or other nominee will vote your Stock on each matter at the Annual Meeting for which he or she has the requisite discretionary authority. Under applicable rules, brokers have the discretion to vote on routine matters, including ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm, and do not have the discretion to vote on non-routine matters. The uncontested election of directors and the advisory vote to approve the compensation of our named executive officers are considered non-routine matters; therefore, brokers will not have the discretion to vote on such matters at the Annual Meeting without instructions. As such, there may be broker non-votes on these non-routine proposals, which will have no effect on the outcome of such proposals.

Revocation of Proxies

A stockholder returning a proxy to VSE may revoke it at any time before it is exercised by granting a later proxy with respect to the same Stock or by communicating such revocation in writing to our Corporate Secretary before the Annual Meeting. In addition, any stockholder who has executed a proxy but attends the Annual Meeting may cancel a previously given proxy by voting during the Annual Meeting whether or not the proxy has been revoked in writing.

COMPANY OVERVIEW AND FINANCIAL HIGHLIGHTS

About VSE Corporation

VSE is a leading provider of aftermarket distribution and repair services. Operating through its two key segments, VSE significantly enhances the productivity and longevity of its customers' high-value, business-critical assets. The Aviation segment is a leading provider of aftermarket parts distribution and maintenance, repair, and overhaul (MRO) services for components and engine accessories to commercial, business, and general aviation operators. The Fleet segment specializes in part distribution, engineering solutions, and supply chain management services catered to the medium and heavy-duty fleet market. For more detailed information, please visit VSE's website at www.vsecorp.com.

2023 Financial Highlights

The financial highlights set forth below should be read in conjunction with “Management's Discussion and Analysis of Financial Condition and Results of Operations,” included in Item 7 of the 2023 Annual Report on Form 10-K for the fiscal year ended December 31, 2023, and the Consolidated Financial Statements and detailed notes included in such Annual Report.

Aviation
■Record full year segment revenue of $544 million.
■$750 million + of new OEM distribution awards, including new, 15-year distribution agreement with Pratt & Whitney Canada supporting Europe, Middle East, and Africa.
■Three successful business expansion acquisitions: Precision Fuel Controls, Desser Aerospace, and Honeywell fuel control manufacturing and license program.
■Fully integrated Precision Fuel Controls MRO acquisition.
■Top Shop awards for "Best Pneumatics Repair" and "Best Interiors Repair" for the 9th year in a row for both VSE South Florida and Cincinnati, Ohio MRO facilities.

Fleet
■Record full year segment revenue of $317 million.
■Successful execution of customer diversification strategy with commercial sales channel revenue to approximately 48% of total Fleet 2023 revenue.
■Launch and scaling of Memphis e-commerce distribution Center of Excellence, establishing Fleet segment as a major player in the fast-growing e-commerce automotive parts aftermarket.
■Continued product support for both legacy and new United States Postal Service vehicles.

Executive Officers

Executive officers are listed below, as well as information concerning their age and positions held with VSE. There are no family relationships between any of our executive officers. The executive officers are appointed annually to serve until the first meeting of VSE's Board of Directors (the "Board") following the next annual meeting of stockholders and until their successors are elected and have qualified, or until death, resignation, or removal, whichever is sooner.

Name	Age	Position with VSE
John A. Cuomo	50	Chief Executive Officer and President; Director
Stephen D. Griffin	38	Senior Vice President and Chief Financial Officer
Farinaz S. Tehrani	56	Senior Vice President, Chief Legal Officer and Corporate Secretary
Benjamin A. Thomas	40	President, Aviation Segment
Chad Wheeler	49	President, Fleet Segment

Mr. Cuomo serves as Chief Executive Officer and President of VSE, and is a member of the Board since April 2019. Mr. Cuomo brings over 20 years of experience in the aerospace distribution and services market industry. Prior to joining VSE, Mr. Cuomo served as Vice President and General Manager of Boeing Distribution Services Inc., an aircraft parts and consumables distributor and subsidiary of The Boeing Company, from October 2018 to March 2019. Prior to Boeing’s acquisition of the Aerospace Solutions Group of KLX Inc., a commercial aerospace and defense distributor of fasteners and consumables, Mr. Cuomo served as Group President and General Manager for KLX Aerospace Solutions from December 2014 to October 2018. Previously, Mr. Cuomo served in multiple roles and functions at B/E Aerospace from April 2000 to December 2014, including Vice President & General Manager and Senior Vice President, Global Sales, Marketing & Business Development. He has a Bachelor of Science degree in International Business from Florida Atlantic University, a Juris Doctorate degree from the University of Miami, a Master of Business Administration degree from the University of Florida and is an alumnus of Harvard Business School, having completed the Advanced Management Program in 2021.

Mr. Griffin serves as Senior Vice President and Chief Financial Officer of VSE since November 2020. He is responsible for VSE’s finance, accounting, financial planning and analysis, internal audit, tax, treasury, and corporate information technology functions. Mr. Griffin brings more than a decade of experience in senior finance leadership roles with General Electric, and most recently as Chief Financial Officer of Engine Services at GE Aviation, an aircraft engine supplier, from July 2019 to October 2020. In this role, Mr. Griffin led the financial organization for a $15 billion engine overhaul, repair, and parts sales division. Earlier in his career, Mr. Griffin served as the CFO for GE Aviation’s Supply Chain Division. While at GE, Mr. Griffin also served as a board member for multiple global joint ventures. Mr. Griffin received a Bachelor of Science in Finance and Accounting from Boston College and a Master of Business Administration with high distinction from the University of Michigan.

Ms. Tehrani serves as Senior Vice President, Chief Legal Officer, and Corporate Secretary of VSE since August 2021. Ms. Tehrani is responsible for VSE’s legal, compliance and regulatory functions. Ms. Tehrani brings more than two decades of expertise in senior legal and compliance roles at global public and private companies across multiple industries. Throughout her career, Ms. Tehrani has managed a broad range of matters including corporate strategy, board governance, public company matters, financings, regulatory compliance, mergers and acquisitions, risk management, data privacy, employment, intellectual property, and litigation. In her role, she has built and led high performing teams to support transformation and growth in various companies. Ms. Tehrani began her legal career at the global law firm of Hogan Lovells LLP. She has a Juris Doctorate from Georgetown University Law Center and a Bachelor of Arts in Economics, cum laude, from Tufts University.

Mr. Thomas serves as the President of VSE's Aviation segment since October 2020. Mr. Thomas is responsible for the strategic oversight and management of the MRO services and product distribution businesses, as well as sourcing, customer relationships, capital allocation and acquisitions. Previously, Mr. Thomas managed aftermarket growth strategies in the aerospace consumables market for Boeing Global Services, a service solutions provider for commercial, defense and space customers, from October 2018 to October 2020, and KLX Aerospace Solutions, a commercial aerospace and defense distributor of fasteners and consumables and provider of other related services, from October 2010 to October 2018. He has a Master of Business Administration from Harvard Business School and a Bachelor of Science in Industrial and Systems Engineering from the University of Southern California.

Mr. Wheeler serves as the President of VSE's Fleet segment since July 2013. On February 29, 2024, Mr. Wheeler gave notice that he will resign from his position as President of the Fleet segment with an effective date to be set later in 2024. In connection with his resignation, Mr. Wheeler will remain an employee of the Company and will serve in his current role and capacity through the effective date of such resignation. After he resigns his position as President, Mr. Wheeler will serve in a transition role until his departure later in 2024. Mr. Wheeler is responsible for the strategic oversight and management of the Fleet segment, including operations, new business development, supply chain initiatives and facilities management. Since 1991, Mr. Wheeler has served in various roles for Wheeler Fleet Solutions, including Senior Vice President of Operations, Senior Vice President of Sales and Marketing, and Marketing and Sales Manager. While serving as Marketing and Sales Manager, Mr. Wheeler coordinated implementation of Wheeler Fleet's Managed Inventory Program which is used at numerous Vehicle Maintenance Facilities of the United States Postal Service throughout the country. Mr. Wheeler received a Bachelor of Science in Marketing, summa cum laude, from Indiana University of Pennsylvania.

PROPOSAL 1
ELECTION OF DIRECTORS

What am I voting on? Stockholders are being asked to elect each of the eight director nominees named in this Proxy Statement to hold office until the annual meeting of stockholders in 2025 and until his or her successor is elected and qualified.

Voting Recommendation: FOR the election of each of the eight director nominees.

Vote Required: A director will be elected by a plurality of the votes cast.

Broker Discretionary Voting Allowed? No, broker non-votes have no effect.

Abstentions: No effect.

Director Nominees

On March 5, 2024, Mr. Koonce notified the Company that he would not be standing for re-election and that he would retire from the Board effective at the conclusion of his term upon the adjournment of the Annual Meeting. In connection with Mr. Koonce’s retirement, the Board approved a decrease in the size of the Board from nine directors to eight directors, effective upon the conclusion of Mr. Koonce’s term upon adjournment of the Annual Meeting.

Each nominee listed below is currently serving as a VSE director and was elected by the stockholders at the 2023 Annual Meeting of Stockholders (the “2023 Annual Meeting”). Each nominee elected as a director will serve until the next annual meeting of stockholders and until his or her successor is elected and qualified. If any nominee should become unable to serve for any reason, the proxies will be voted for such substitute nominee as shall be designated by the Board. The eight nominees for election as VSE directors, their committee assignments, if elected, following the Annual Meeting and certain information regarding them are as follows:

JOHN CUOMO
Age: 50 Director Since: 2019 Other public company boards: None

Background:

Chief Executive Officer and President of VSE since April 2019. Previously Mr. Cuomo served as Vice President and General Manager of Boeing Distribution Services Inc., an aircraft parts and consumables distributor and subsidiary of The Boeing Company, from October 2018 to March 2019. Prior to Boeing’s acquisition of the Aerospace Solutions Group of KLX Inc. (KLX) in October 2018, Mr. Cuomo served as Group Vice President and General Manager for KLX Aerospace Solutions beginning December 2014. Mr. Cuomo has 20 years of experience in the aerospace and defense distribution and services market.

Prior to his role at KLX, Mr. Cuomo served in multiple roles and functions at
B/E Aerospace from April 2000 to December 2014, including Vice President & General Manager and Senior Vice President, Global Sales, Marketing & Business Development.

Key Qualifications and Skills:

Experience includes 20+ years as a public company leader in the aerospace and defense distribution and services market industry, including as an officer of Boeing Distribution Services Inc., KLX Aerospace Solutions and B/E Aerospace.

ANITA D. BRITT
Age: 60 Director Since: 2022 Independent Board Committees: •Audit (Chair) •Compensation & Human Resources Other public company boards: •Delta Apparel, Inc. •urban-gro, Inc. •Smith & Wesson Brands, Inc.

Background:

Former Chief Financial Officer at Perry Ellis International from 2009 to 2017. Previously, Ms. Britt also held senior financial leadership positions at Jones Apparel Group and Urban Brands. She currently serves on the board of directors for urban-gro, Smith & Wesson Brands and Delta Apparel. Ms. Britt is a Certified Public Accountant; a Board Leadership Fellow as designated by the National Association of Corporate Directors; and holds a Carnegie Mellon Cybersecurity Oversight Certification and a Harvard Kennedy School Executive Education Certificate in Cybersecurity: The Intersection of Policy and Technology.

Key Qualifications and Skills:

Ms. Britt has extensive corporate finance and capital markets experience, including mergers and acquisitions, in both public and private sectors. She brings board and business leadership experience. Ms. Britt is a Certified Public Accountant and is a member of the American Institute of Certified Public Accountants and the Pennsylvania Institute of Certified Public Accountants.

EDWARD P. DOLANSKI
Age: 56 Director Since: 2022 Independent Board Committees: •Audit •Compensation & Human Resources Other public company boards: None

Background:

Co-founder of First Watch Group, a management consulting firm. Previously, Mr. Dolanski held a variety of senior leadership roles at The Boeing Company. During his 13 years with Boeing, Mr. Dolanski served as President, U.S. Government Services at Boeing Global Services; President, Boeing Global Services & Support; and President and Chief Executive Officer of Aviall Inc., a Boeing subsidiary and the world's largest provider of new aviation parts and related aftermarket services. Before joining Boeing, Mr. Dolanski was with the Raytheon Company for 8 years in a variety of roles, including Vice President, Mission Support, Network Centric Systems; Vice President, Aftermarket Businesses and Customer Support, Raytheon Aircraft Company (Hawker & Beechcraft); and Chief Information Officer, Aircraft Integration Systems. His experience also includes 14 years with Walmart Stores where he held progressively senior positions at the corporate office within information technology and supply chain management. Mr. Dolanski holds a Corporate Governance certification from The Wharton School and also serves on several private and public boards including Catalyze Partners, Valence Surface Technologies, and as Chairman of MD Helicopters.

Key Qualifications and Skills:

Experience in commercial aftermarket aerospace, business and general aviation distribution and maintenance, repair and overhaul (MRO) through senior leadership roles at Boeing and Raytheon in a career spanning more than 30 years.

Governance experience as a member of the Catalyze Partners Board of Advisors, Business Executives for National Security (BENS) and the Texas Blockchain Council Advisory Board, and as a member of the Texas Diversity Council board of directors where he has been recognized with several diversity awards, including DiversityFIRST and CEO Champions of Diversity. Mr. Dolanski serves on several Boards including Catalyze Partners, Valence Surface Technologies and as Chairman of MD Helicopters.

RALPH E. EBERHART
Age: 77 Director Since: 2007 Independent - Board Chair Other public company boards: •Jacobs Solutions, Inc.

Background:

General, U.S. Air Force (Ret.), formerly Commander of several major Commands and Unified Commands, including Commander of U.S. Northern Command, North American Aerospace Defense Command (NORAD), U.S. Space Command, Air Force Space Command, Air Combat Command & U.S. Forces, Japan. He also served as Vice Chief of the U.S. Air Force. General Eberhart retired from the U.S. Air Force in 2005 after 36 years of military service. He was then appointed as President (2004-2020), and served as Chair, of the Armed Forces Benefit Association (AFBA), a non-profit association, and as Chair of its related enterprise, 5Star Life Insurance Co. until 2022. General Eberhart has served on the boards of several privately and publicly held companies, including Terma North America, Inc., Triumph Group, Inc. (Chair of the Board) and Rockwell Collins.

Key Qualifications and Skills:

Experience as President (2004-2020) and Chair of the Armed Forces Benefit Association (until 2022) providing insight into challenges associated with managing complex organizations and holding management accountable for company performance.

Expertise in the defense industry due to 36 years of experience in the U.S. Air Force, serving as Commander of several major Commands and Unified Commands, including Commander of U.S. Northern Command, North American Aerospace Defense Command (NORAD), U.S. Space Command, Air Force Space Command, Air Combat Command & U.S. Forces, Japan. He has also served as Vice Chief of the U.S. Air Force.

MARK E. FERGUSON III
Age: 67 Director Since: 2017 Independent Board Committees: •Audit •Nominating & Corporate Governance (Chair) Other public company boards: •Pacific Gas and Electric Corporation

Background:

Admiral, US Navy (Ret.), formerly the Commander of the U.S. Naval Forces Europe and Africa and Vice Chief of Naval Operations, he retired from the US Navy after 38 years of service as a nuclear-trained surface warfare officer. He served as a senior advisor to McKinsey & Company in the Aerospace and Defense practice from 2016 to 2020. Admiral Ferguson has served as the Chief Executive Officer of MK3 Global LLC, a private consulting firm since July 2016.

Key Qualifications and Skills:

Expertise in the defense industry due to 38 years of experience in the U.S. Navy and senior positions in the U.S. military, including service as Commander, U.S. Naval Forces Europe, and Africa, and as Commander, NATO Joint Force Command, Naples, Italy. He also served as the Vice Chief of Naval Operations from 2011 to 2014. Expertise in commercial aerospace and defense with McKinsey & Company from 2016 to 2020.

Holds a master’s degree in computer science from the Naval Postgraduate School and has expertise in cyber defense, congressional and regulatory affairs, strategic planning, and personnel and operations management.

Graduate of the National Association of Corporate Directors (NACD) Cyber Risk Oversight Program; Holds a certificate in Cyber Security Oversight from Carnegie Mellon University. Serves as Chair of the People and Compensation Committee at Pacific Gas and Electric Corporation.

LLOYD E. JOHNSON

Age: 69

Director Since: 2022

Independent

Board Committees:
•Compensation & Human Resources
•Nominating & Corporate Governance

Other public company boards:
•Haemonetics Corporation
•Apogee Enterprises
•Beazer Homes USA

Background:

Former Global Managing Director, Finance and Internal Audit at Accenture Corporation from 2004 to 2015. Prior to that, Mr. Johnson served as Executive Director, M&A and General Auditor for Delphi Automotive PLC from 1999 to 2004 and held senior financial leadership positions at Emerson Electric Corporation, Sara Lee Corporation and Shaw Food Services. Mr. Johnson is a Certified Public Accountant and holds the National Association of Corporate Directors Directorship Certification designation.

Key Qualifications and Skills:

Board financial expert with experience in accounting, finance, and audit. Experience on numerous company boards, with expertise in corporate governance, ethics, and risk management, as well as experience in ESG, cybersecurity, mergers and acquisitions, manufacturing, and distribution.

JOHN E. POTTER
Age: 68 Director Since: 2014 Independent Board Committees: •Compensation & Human Resources (Chair) •Nominating & Corporate Governance Other public company boards: None

Background:

President and Chief Executive Officer of the Metropolitan Washington Airports Authority, an independent airport authority, since July 2011. He served as the United States Postmaster General and Chief Executive Officer of the United States Postal Service from 2001 to 2010.

Key Qualifications and Skills:

Extensive management experience, leadership ability and record of accomplishment having served as United States Postmaster General for 10 years and held various management positions within the United States Postal Service prior to such appointment.

More than 12 years of experience as President and Chief Executive Officer of the Metropolitan Washington Airports Authority, managing large, complex, and multifaceted transportation infrastructure projects.

Provides insight into manufacturing, supply and distribution practices of large supply chain management organizations.

BONNIE K. WACHTEL
Age: 68 Director Since: 1991 Independent Board Committees: •Audit •Nominating & Corporate Governance Other public company boards: •WaveDancer Inc.

Background:

Principal and Director, Wachtel & Co., Inc., since September 1984. Ms. Wachtel also serves as a director of WaveDancer, Inc. (formerly Information Analysis Inc.), a provider of IT services and software, and served on the Board of The ExOne Company, a 3D printing solutions provider, from 2013 until the firm was acquired in 2021. She has served as a director of six NASDAQ listed companies and served on the hearing panel for NASDAQ Listing Qualifications from 2006 to 2016. Ms. Wachtel is a Chartered Financial Analyst and member of the District of Columbia Bar.

Key Qualifications and Skills:

Experience as Supervisory Control Principal and Director of Wachtel & Co., Inc., which provides management experience in financial systems, people, and processes.

Service with the Listing Qualifications Panel of NASDAQ and holding of Chartered Financial Analyst certification provides expertise in the functioning of capital markets and insight into the enhancement of stockholder value.

The Board unanimously recommends that Stockholders vote “FOR” the election of each of the eight persons nominated to serve as a Director of VSE for the ensuing year.

Board, Committees and Corporate Governance

As of the date of this Proxy Statement, the Board consists of nine members, all of whom were elected by the stockholders in 2023. On March 5, 2024, Mr. Koonce informed the Board of his decision to not stand for re-election and to retire from the Board, effective upon adjournment of the Annual Meeting. The size of the Board will be automatically reduced to eight directors upon Mr. Koonce's retirement. All of the nominees for directors are “independent” as defined by the applicable rules of The NASDAQ Stock Market, Inc. (“NASDAQ”), except for Mr. Cuomo. Our Chair is an independent director and, accordingly, we do not have a lead independent director. The independent directors who served during 2023 regularly had the opportunity to meet without any management members present. During 2023, there were five regular and eleven special Board meetings. Each of the directors attended at least 75% of the total number of Board meetings (in person or by telephone) and at least 75% of the meetings of Board committees on which he or she served (during the period that he or she served) in 2023. We do not have a specific policy regarding attendance at the annual stockholders meeting. All directors, however, are encouraged to attend if available, and we try to ensure that at least one independent director attends the annual stockholders meeting and is available to answer stockholder questions. All directors who served during 2023 virtually attended our 2023 Annual Meeting of stockholders.

Board Committees and Membership

The Board has an Audit Committee, a Nominating and Corporate Governance Committee, and a Compensation and Human Resources Committee. The current charters for each of the Board committees are available on our website, www.vsecorp.com.

The Board committee members, as of the date of this 2024 Proxy Statement, are identified in the following table. As described above, Mr. Koonce is not seeking re-election and his term on the Board will end following completion of the Annual Meeting. He will cease to be a member of any Board committees at such time.

Director	Audit Committee	Compensation and Human Resources Committee	Nominating and Corporate Governance Committee
Anita D. Britt	Chair	X
Ralph E. Eberhart
Edward P. Dolanski	X	X
Mark E. Ferguson III	X		Chair
Lloyd E. Johnson		X	X
Calvin S. Koonce		X	X
John E. Potter		Chair	X
Bonnie K. Wachtel	X		X

Audit Committee

The primary purpose of the Audit Committee is to oversee our accounting and financial reporting processes and the audits of our financial statements. The Audit Committee is directly responsible for, among other things, the appointment, compensation, retention, and oversight of our independent registered public accounting firm. The Audit Committee also provides oversight of the Company's enterprise risk management framework, including review of our guidelines and policies with respect to risk assessment and risk management, specifically our risk exposures in the areas of independent audit, financial reporting, internal controls and disclosure controls and internal audit, and evaluates the action management has taken to identify, monitor and control such exposures.

In addition, the Audit Committee is charged with oversight responsibility for VSE's data privacy and cybersecurity risks. Protection of our customers and employee data is a fundamental priority for our Board and management team. Our management team provides quarterly updates to the Audit Committee and the Board on our cybersecurity risks and actions taken to help mitigate such risks. The management team reports on compliance and regulatory issues, continuously evolving threats, and mitigating actions.

Our Board of Directors ("Board") and Audit Committee have oversight responsibility for cybersecurity risks and incidents, including compliance with disclosure requirements, collaborating with law enforcement in connection with any incidents, and assessing related effects on financial and other risks. Findings and recommendations are reported, as deemed appropriate, to the full Board. Senior management, including our Chief Information Security Officer (CISO), engages in regular discussions with the Audit Committee regarding cybersecurity risks, trends, and any potentially material incidents that may arise. Furthermore, the Board receives briefings on cybersecurity matters from the CISO on our cybersecurity and information security policies and practices.

As of the Annual Meeting, the Audit Committee will be comprised of Ms. Britt (Chair), Mr. Dolanski, Mr. Ferguson and Ms. Wachtel.

All of the Audit Committee members during the past fiscal year were independent in accordance with applicable rules of the SEC and NASDAQ, including Rule 10A-3 of the Securities Exchange Act of 1934 (the “Exchange Act”). Each Audit Committee member has the ability, experience, and skills to read and understand fundamental financial statements, including our consolidated balance sheet and consolidated statements of income, comprehensive income, stockholders’ equity and cash flows. The Board has determined that the Audit Committee's Chair, Ms. Britt, is an “audit committee financial expert” as defined in SEC Regulation S-K Item 407(d) (5). The Audit Committee met five times during 2023.

Compensation and Human Resources Committee

The primary purpose of the Compensation Committee is to oversee our compensation structure, to review and provide guidance to the Board regarding the compensation of VSE’s directors and officers, including the compensation of VSE’s Chief Executive Officer and other executive officers, to review and provide guidance regarding employment agreements, to administer equity and other compensation plans, to administer the Company's clawback policy, to manage succession planning for the executive team, and to perform such other duties and responsibilities as are consistent with the committee’s charter. The Compensation Committee reviews our guidelines and policies with respect to risk assessment and risk management, specifically our risk exposures related to compensation of directors, executives and management and the administration of our performance incentive and employee benefit plans, and evaluates the actions management has taken to identify, monitor and control such exposures. Each of the Compensation Committee members is independent in accordance with applicable rules of the SEC and NASDAQ, including Rule 10C-1 of the Exchange Act. The Compensation Committee met seven times during 2023.

The Compensation Committee has the authority to retain outside counsel or other experts or consultants as needed. The Compensation Committee may form and delegate authority to subcommittees, or to one or more designated members of the Compensation Committee, to make equity compensation awards to non-officer employees under the VSE Corporation 2006 Restricted Stock Plan. Additional information on the role and responsibilities of the Compensation Committee, as well as the role of compensation consultants and executive officers in determining or recommending the amount or form of executive compensation, is provided below in the “Compensation Discussion and Analysis” section.

As of the Annual Meeting, the Compensation Committee will be comprised of Mr. Potter (Chair), Ms. Britt, Mr. Dolanski, Mr. Johnson and Mr. Koonce. As described above, Mr. Koonce is not seeking re-election and his term on the Board will end following completion of the Annual Meeting. He will cease to be a member of the Compensation Committee at such time.

Nominating and Corporate Governance Committee

The primary purpose of the Nominating and Corporate Governance Committee is to make recommendations to the Board with respect to nominees to be proposed for election as directors and to review corporate policies regarding, among other things, business conduct, securities trading, indemnification of VSE directors and officers, and conflicts of interest involving VSE directors, officers and employees. The Nominating and Corporate Governance Committee also reviews our guidelines and policies with respect to risk assessment and risk management, specifically the Company's risk exposures in the areas of corporate governance, compliance and ethics, as well as succession planning for the directors, and the actions management has taken to identify, monitor and control such exposures. In addition, the Nominating and Corporate Governance Committee oversees the annual review and evaluation of the Board's performance and the performance of the Board's committees.

Each of the Nominating and Corporate Governance Committee members is independent in accordance with applicable NASDAQ rules. The Nominating and Corporate Governance Committee met three times during 2023. As of the Annual Meeting, the Nominating and Corporate Governance Committee will be comprised of Mr. Ferguson (Chair), Mr. Johnson, Mr. Koonce, Mr. Potter and Ms. Wachtel. As described above, Mr. Koonce's term on the Board will end following completion of the Annual Meeting. He will cease to be a member of the Nominating and Corporate Governance Committee at such time.

Oversight of Risk Management

The Board has overall responsibility for oversight of our risk management plans, policies and practices. Each Board committee has been assigned oversight of certain risks associated with its respective activities as discussed in this 2024 Proxy Statement, and each committee’s charter reflects these risk oversight responsibilities. The Board has approved a risk management policy that delineates the risk oversight responsibilities of management, the Board and its committees. The Company has also adopted an enterprise risk management framework that continuously monitors and evaluates our business and operational risks and is a key driver of VSE's overall risk mitigation efforts. Our Audit Committee reviews and oversees our enterprise risk management process.

Director Nominations and Qualifications

Stockholders may recommend persons to be nominated for election as directors of VSE at the annual meeting of stockholders. To be considered, such recommendation must be submitted in accordance with VSE’s by-laws and must be received in writing by VSE’s Corporate Secretary no later than 90 days before the date in the year of the annual meeting that corresponds to the date on which the annual meeting was held during the immediate prior year. Nominations for the 2025 Annual Meeting of Stockholders (the “2025 Annual Meeting”) should be received by the Corporate Secretary no later than Thursday, February 20, 2025. Such recommendation shall be accompanied by the proposing stockholder’s name, evidence that such stockholder is a beneficial owner of Stock, and the candidate’s name, biographical data and qualifications.

The policy of the Nominating and Corporate Governance Committee is to consider properly submitted stockholder nominations for candidates for Board membership as described below. In evaluating such nominations, the Nominating and Corporate Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board and to address the directorship criteria discussed below.

Under these criteria for Board nominations, Board members should have the highest professional and personal ethics and values, consistent with longstanding VSE values and standards. Factors discussed by the Board as relevant to the selection of Board nominees may include nature and length of business experience, including experience in business areas related to our two business segments, race, gender, age and factors that promote alignment of the Board with the interests of stockholders. Board members should be committed to enhancing stockholder value and have sufficient time to satisfy their duties as VSE directors and provide insight and practical wisdom based on experience. A Board member’s service as a member of other boards of directors of publicly traded companies should be limited so that the director is able, given his or her individual circumstances, to effectively perform his or her duties as a Board member. The Nominating and Corporate Governance Committee periodically reviews diversity of potential Board nominees, potential retirement time frames, transition planning with regard to succession, and optimal Board size.

The Nominating and Corporate Governance Committee utilizes a variety of methods for identifying and evaluating nominees for director. This committee periodically assesses the appropriate size of the Board, and whether any Board vacancies are expected due to retirement or otherwise. If vacancies are anticipated or otherwise arise, the Nominating and Corporate Governance Committee will consider various potential candidates for director. Candidates may come to the attention of the Nominating and Corporate Governance Committee through Board members, professional search firms, stockholders or other persons. These candidates are evaluated by the Nominating and Corporate Governance Committee and may be considered at any point during the year. As described above, the Nominating and Corporate Governance Committee will consider properly submitted stockholder nominations for candidates for Board membership. Following verification of the stockholder status of persons proposing candidates, recommendations will be aggregated and considered by the Nominating and Corporate Governance Committee at a regularly scheduled meeting. If any materials are provided by a stockholder in connection with the nomination of a director candidate, such materials will be forwarded to the Nominating and Corporate Governance Committee. This committee also will review materials provided by professional search firms or other parties in connection with a nominee who is not proposed by a stockholder.

Board Diversity

As required under NASDAQ rules, the Board Diversity Matrix below presents the Board’s diversity statistics for 2023.

Board Diversity Matrix
Total Number of Directors 9
	Female	Male	Non‐Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	2	7	0	0
Part II: Demographic Background
African American or Black	0	1	0	0
Alaskan Native or Native American	0	0	0	0
Asian	0	0	0	0
Hispanic or Latino	0	0	0	0
Native Hawaiian or Pacific Islander	0	0	0	0
White	2	6	0	0
Two or More Races or Ethnicities	0	0	0	0
LGBTQ+	1
Did Not Disclose Demographic Background	0
To see our Board Diversity Matrix for 2022, please see VSE's proxy statement filed with the SEC on March 20, 2023.

Leadership Structure of the Board

The positions of Chair of the Board and VSE’s Chief Executive Officer (“CEO”) are separated at VSE. The Board believes that this separation of positions best serves the Company’s current needs and effectively maintains independent oversight of management.

Communications with the Board

Individuals may communicate with the Board by submitting an email to the Board at board@vsecorp.com. Communications that are intended specifically for non-employee directors should be sent to the email address above to the attention of the Corporate Secretary. Communications to the Board by mail can be addressed to the Board of Directors or a particular Board member c/o VSE Corporation, 6348 Walker Lane, Alexandria, Virginia 22310-3226.

Code of Business Conduct and Ethics

The Board has adopted a Code of Business Conduct and Ethics that applies to all of VSE’s directors, officers, including VSE’s principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, and employees. The Code of Business Conduct and Ethics is posted on VSE’s website at www.vsecorp.com. VSE intends to satisfy the disclosure requirements regarding any waiver or amendment of the Code of Business Conduct and Ethics with respect to VSE’s principal executive officer, principal financial officer, and principal accounting officer or controller, or persons performing similar functions, by posting such required information on VSE’s website.

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines, which together with the Certificate of Incorporation, bylaws, committee charters and other key governance practices and policies, provide the framework for the Company’s corporate governance. The Board recognizes that ensuring that the Company observes good corporate governance practices is an ongoing endeavor. As a result, our Corporate Governance Guidelines and governance practices and policies are subject to annual review by the Board to determine if they continue to promote the best interests of the Company and its stockholders and comply with all applicable laws, regulations and NASDAQ requirements. As a result of this ongoing review, the charter for each of the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee and the Corporate Governance Guidelines were reviewed, amended and adopted by the Board on December 18, 2023.

The Corporate Governance Guidelines, by-laws and committee charters are posted on VSE’s website at www.vsecorp.com.

Compensation Committee Interlocks and Insider Participation

During 2023, the Compensation Committee consisted of five non-employee directors (Mr. Potter, Mr. Johnson, Mr. Koonce, Ms. Britt and Mr. Dolanski). No committee member was at any time during 2023 or at any other time an officer or employee of VSE. No executive officer of VSE serves or has served as a member of the compensation committee (or other committee performing similar functions) of another entity that had an executive officer who served on VSE’s Compensation Committee during 2023. No executive officer of VSE served on the board of directors or compensation committee (or other committee performing similar functions) of any entity that had one or more executive officers serving as members of the Board or Compensation Committee during 2023.

Mr. Koonce is a significant stockholder of VSE. See “Security Ownership of Certain Beneficial Owners and Management” below.

Certain Relationships and Related Transactions

There is no family relationship between any director or executive officer of VSE and any other director or executive officer of VSE.

Pursuant to the Company’s policies, including the Code of Business Conduct and Ethics, any related party transactions would be subject to the prior consideration and approval of the Board, including a majority vote of the disinterested directors.

2023 Director Compensation

Compensation of Non-Employee Directors for 2023

For 2023, the Company paid each non-employee director an annual cash retainer of $75,000. The Chair of the Board was paid an additional annual fee of $75,000 for his service as Chair. The Chairs of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee were each paid an additional annual fee of $20,000 (increased from 2022 fee of $15,000), $15,000 (increased from 2022 fee of $12,000) and $12,500 (increased from 2022 fee of $10,000), respectively, for their service as Chairs of the committees. Cash retainer fees are paid quarterly in arrears. Non-employee directors do not receive fees for attending Board or committee meetings.

Each non-employee director was also eligible for an annual equity grant with a targeted value of $100,000. As a result, each non-employee director was granted 2,146 shares of Stock on January 3, 2023 pursuant to our 2006 Restricted Stock Plan, except for Mr. Koonce who received $100,000 cash in lieu of the equity grant. The closing price of our Stock was $46.60 per share on January 3, 2023.

No compensation is paid to any non-employee director for personal services rendered to VSE pursuant to a consulting or similar agreement between the director and VSE, or any of VSE’s subsidiaries, unless authorized as a special assignment by the Board. No such authorization was requested for or on behalf of any director in 2023. The foregoing procedures do not restrict reimbursement for expenses incurred by a director for attending meetings of the Board or Board committees.

The following table provides information related to the compensation of each of the Company’s non-employee directors for fiscal year 2023.

Name	Fees earned or paid in cash ($) (1)	Stock awards ($) (2)	Total ($)
Ralph E. Eberhart	150,000	100,004	250,004
Mark E. Ferguson III	87,500	100,004	187,504
Calvin S. Koonce (3)	75,000	100,004	175,004
James F. Lafond	39,584	100,004	139,588
John E. Potter	90,000	100,004	190,004
Bonnie K. Wachtel	75,000	100,004	175,004
Edward P. Dolanski	75,000	100,004	175,004
Anita D. Britt	88,333	100,004	188,337
Lloyd E. Johnson	75,000	100,004	175,004

Notes to Director Compensation Table
1.General Eberhart elected to have $12,500 of his cash compensation for services as a VSE director in the first quarter of 2023, and $5,000 of his cash compensation for such services in the second quarter of 2023, be paid in Stock. As a result, General Eberhart received 280 shares of Stock in lieu of cash on March 27, 2023, and 96 shares of Stock in lieu of cash on June 23, 2023. In accordance with SEC rules, the total dollar amount associated with such elections ($17,500) is reflected in this column but the amount recognized by the Company for financial statement reporting purposes, in accordance with Financial Accounting Standards Board Accounting Standards Codification ("FASB ASC") Topic 718, is based on the closing price of our Stock on March 27, 2023 ($44.71 per share) and June 23, 2023 ($51.93 per share), as applicable.
Mr. Dolanski elected to have $18,750 of his cash compensation for services as a VSE director in the first quarter of 2023, and $18,750 of his cash compensation for such services in the second quarter of 2023, be paid in Stock. As a result, Mr. Dolanski received 419 shares of Stock in lieu of cash on March 27, 2023 and 361 shares of Stock in lieu of cash on June 23, 2023. In accordance with SEC rules, the total dollar amount associated with such elections ($37,500) is reflected in this column but the amount recognized by the Company for financial statement reporting purposes, in accordance with FASB ASC Topic 718, is based on the closing price of our Stock on March 27, 2023 ($44.71 per share) and June 23, 2023 ($51.93 per share), as applicable.
Mr. Lafond received a pro-rated amount of $31,250 for the annual Board retainer and $8,334 for the Audit Committee chair fee based on Mr. Lafond's service period from January to May 2023. Ms. Britt received a pro-rated amount of $13,333 for serving as Audit Committee chair from May to December 2023.
2.    Pursuant to the 2006 Restricted Stock Plan, each non-employee director was granted an award of 2,146 shares of Stock on January 3, 2023. The grant date fair value for purposes of FASB ASC Topic 718 (Compensation-Stock Compensation) is based on the closing price of our Stock on January 3, 2023 ($46.60 per share). None of the non-employee directors held option awards or unvested stock awards as of December 31, 2023.

3.    Mr. Koonce received $100,000 in cash in lieu of his 2023 director Stock grant.

Director Stock Ownership Guidelines

To help ensure alignment of the interests of our non-employee directors with those of our stockholders, our non-employee directors are required to comply with the Company’s Stock Ownership Guidelines. Each current non-employee director is required to maintain ownership of Stock with a market value equal to five times the director’s annual cash retainer. New directors and officers will be expected to retain their Stock grants to achieve over time the required thresholds referenced above, but they will not be required to purchase Stock on the open market to achieve such thresholds. All of our non-employee directors are currently in compliance with the stock ownership guidelines.

ENVIRONMENTAL SOCIAL & GOVERNANCE PRIORITIES

We believe that building long-term value for our customers, employees and shareholders includes a focus on the long-term sustainability of our business, good corporate citizenship, and a commitment to our employees and our communities. Across VSE, we seek to conduct our business in a manner that highly values responsible environmental, social and governance practices.

Environmental, Social and Governance Board Oversight

The Board and its committees oversee the development and execution of our Environmental, Social and Governance (ESG) strategy, including oversight of our policies, programs and initiatives related to environmental sustainability, health and safety, diversity, inclusion and equality, and charitable giving.

We continue to implement the ESG governance framework approved by our Board. Under this framework, the Nominating and Governance Committee leads the coordination of the Board’s ESG oversight activities. In that role, the Nominating and Governance Committee provides oversight of VSE’s ESG strategy and communications, as well as continued oversight of our existing corporate governance policies and practices. In addition, the Nominating and Governance Committee has the responsibility to assess whether the relevant ESG risks, opportunities and disclosure obligations are regularly reviewed and considered by the other Board committees.

Each of the Audit Committee and the Compensation Committee support the Nominating and Governance Committee in its oversight role by taking the relevant risks, opportunities and disclosure obligations into account as part of the existing mandates under their respective charters. For example:

•The Compensation Committee maintains oversight with respect to the Company’s human capital policies and strategies, including diversity and inclusion, pay equity and talent management.

•The Audit Committee maintains oversight with respect to the Company’s enterprise risk management framework, cybersecurity policies and practices, ethics policies and financial transparency.

ESG Areas of Focus
For 2023, the Company's Environmental, Social, and Governance Report is available on our website.

Our ESG areas of focus include our efforts to:

Implement sustainable practices across our operations, such as reducing waste and conserving energy at our facilities.
Reduce environmental impacts by reusing materials, including working with vendors to restore parts to their original state & functionality and redeploy those parts into the market.
Attract, develop, and retain talented employees with our Total Rewards strategy that focuses on five key areas: compensation, benefits, recognition, well-being and learning and development.
Recruit talent from various backgrounds, empower our employees, and foster an inclusive culture.
Provide a safe and healthy working environment through regular training, continuous monitoring of key safety metrics, and proactive risk assessments.
Support our employees across all business segments to participate in a wide array of charitable initiatives and community engagements.

Nominate a Board with a majority of independent directors, hold executive sessions of independent directors and constitute board committees that only include independent members.
Manage cybersecurity and data protection risks through Board and Audit Committee oversight.
Adhere to our Third-Party Anti-Corruption Due Diligence Procedures to conduct business with reputable and qualified third parties and expect them to adhere to our Supplier Code of Conduct.
Maintain our Code of Business Conduct and Ethics, Global Anti-Corruption Policy, and other policies to help educate, enforce and support compliance and ethical behavior.

PROPOSAL 2
APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

What am I voting on? Stockholders are being asked to approve, based on the recommendation of the Company's Audit Committee, the Board's appointment of Grant Thornton LLP to be VSE's independent registered public accounting firm for the year ending December 31, 2024.

Voting Recommendation: FOR the appointment of Grant Thornton LLP to be VSE's independent registered public accounting firm for the year ending December 31, 2024.

Vote Required: The affirmative vote of a majority of the Stock present or by proxy at the Annual Meeting and entitled to vote at the Annual Meeting.

Broker Discretionary Voting Allowed? This proposal is considered a routine matter on which the broker will have discretionary authority to vote on the proposal should a beneficial holder not provide voting instructions. For that reason, if you are a beneficial holder and you wish to vote "for," "against" or "abstain" from this proposal, you will have to provide your broker with such an instruction. Otherwise, your broker will vote in its discretion.

Abstentions: Same effect as a vote against the proposal.

Based on the recommendation of the Company’s Audit Committee, the Board has appointed the firm of Grant Thornton LLP to be VSE’s independent registered public accounting firm for the year ending December 31, 2024 and recommends to stockholders that they vote for ratification of that appointment. The ratification of the appointment of VSE’s independent registered public accounting firm will require the affirmative vote by the holders of a majority of the outstanding Stock, present in person or represented by proxy, at the Annual Meeting and entitled to vote. If such approval is not received, the Board will reconsider the appointment.

Representatives of Grant Thornton LLP will be virtually present at the Annual Meeting and will have the opportunity to make a statement, if they desire to do so, and to respond to appropriate questions.

In 2022 and 2023, Grant Thornton’s services included an audit of VSE’s consolidated financial statements and reviews of the consolidated interim financial statements included in VSE’s Forms 10-Q filed with the SEC for each of the quarters ended March 31, June 30, and September 30, 2023 and 2022. Grant Thornton LLP’s services also included an audit of the effectiveness of VSE’s internal controls over financial reporting as of December 31, 2023, and December 31, 2022.

Audit Fees

Grant Thornton’s fees for professional services rendered for the years ended December 31, 2023, and December 31, 2022, were as follows:

Audit Fees Table

	2023	2022
Audit Fees (1)	$1,632,965	$1,393,983
Audit -Related Fees (2)	$169,600	$185,500
Tax Fees (3)	$36,269	$39,242
Total Fees	$1,838,834	$1,618,725

Notes to Audit Fees Table
1.Includes fees and expenses related to the annual audits, interim reviews, and accounting consultations, notwithstanding when the fees and expenses were billed.
2.Includes fees and expenses for due diligence services related to the sale of our Federal and Defense segment.
3.Includes fees and expenses for tax advisory services associated with Singapore transfer pricing analysis, international tax consulting services, OneSource tax provision and reporting advisory services, Work Opportunity Tax Credit certification assistance and other miscellaneous services.

Policy on Audit Committee Approval of Audit and non-Audit Services

The Audit Committee approves in advance all audit and non-audit services provided by our independent registered public accounting firm prior to its engagement with respect to such services. The Audit Committee has delegated to its chair the authority to pre-approve additional audit-related and non-audit services not prohibited by law to be performed by VSE’s independent auditors and associated fees up to a maximum for any one non-audit service equal to the lesser of $30,000 or 25% of the audit fees for VSE’s most recent completed fiscal year, provided that the Audit Committee’s chair shall report any decisions to pre-approve such audit-related or non-audit services and fees to the full committee at its next regular meeting. The Audit Committee approved in advance all of the audit and non-audit services provided by our independent registered public accounting firm in 2023 and 2022.

The Board unanimously recommends that Stockholders vote "FOR" the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2024.

AUDIT COMMITTEE REPORT

The Audit Committee consisted of five non-employee directors (Mr. Lafond, Ms. Britt, Mr. Dolanski, Mr. Ferguson and Ms. Wachtel) through May 2023. Following Mr. Lafond's retirement from the Board in May 2023, the Audit Committee consisted of four non-employee directors (Ms. Britt, Mr. Dolanski, Mr. Ferguson and Ms. Wachtel). Each of the members of the Audit Committee is considered an “independent” director for the purposes of the applicable rules of the SEC and NASDAQ, including Rule 10A-3 of the Exchange Act. The Audit Committee’s responsibilities are set forth in its charter, a copy of which is available on VSE’s website, www.vsecorp.com.

The Audit Committee has implemented the requirements of the Sarbanes-Oxley Act of 2002 and the applicable rules of NASDAQ with respect to the responsibilities of audit committees of public companies. Among other matters, the Audit Committee reviews procedures on internal control over financial reporting with management and with Grant Thornton LLP, the Company’s independent registered public accounting firm for 2023. The Audit Committee also discussed with Grant Thornton LLP the Company’s internal controls and the overall scope and specific plans for their audit.

The Audit Committee has reviewed and discussed with management VSE’s audited consolidated financial statements as of and for the year ended December 31, 2023, and the results of management’s assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2023 and Grant Thornton LLP’s audit of internal control over financial reporting. The Audit Committee has discussed with Grant Thornton LLP the matters required to be discussed under Public Company Accounting Oversight Board (PCAOB) Auditing Standard 1301, Communications with Audit Committees.

The Audit Committee has received and reviewed the written disclosures and the letter from Grant Thornton LLP required by PCAOB Rule 3526, Communication with Audit Committees Concerning Independence, regarding Grant Thornton LLP’s communications with the Audit Committee concerning independence and has discussed with Grant Thornton LLP its independence and considered whether the provision of non-audit services by the auditors is compatible with maintaining their independence.

Based on the foregoing reviews and discussions, the Audit Committee recommended to the Board that the above referenced consolidated financial statements and management’s assessment of the effectiveness of the Company’s internal control over financial reporting be included in VSE’s Annual Report on Form 10-K for the year ended December 31, 2023, for filing with the SEC.

Audit Committee:	Anita D. Britt, Chair
Edward P. Dolanski
Mark E. Ferguson
Bonnie K. Wachtel

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) describes the objectives and components of our executive compensation program and compensation decisions for our named executive officers (“NEOs”) for 2023. Our NEOs for 2023 were:

Name	Title
John A. Cuomo	Chief Executive Officer and President
Stephen D. Griffin	Senior Vice President and Chief Financial Officer
Farinaz S. Tehrani	Senior Vice President, Chief Legal Officer and Corporate Secretary
Chad M. Wheeler (1)	Group President, Fleet Segment
Benjamin Thomas	Group President, Aviation Segment

(1) As previously disclosed, in February 2024, Mr. Wheeler gave notice that he will resign from his position as Group President with an effective date to be set later in 2024. Following his resignation as Group President, we expect that Mr. Wheeler will serve in a transition role until his departure later in 2024.

Executive Compensation Program Overview

Executive Compensation Philosophy and Objectives

The primary goal of VSE’s compensation program is to closely align the interests of executives and other key employees with those of stockholders as the executive team focuses on revenue growth, margin expansion and enhanced stockholder returns. In 2023, the executive team continued to execute a business transformation from a legacy federal and defense business to a leading provider of aftermarket distribution and maintenance, repair and overhaul ("MRO") services for air and land transportation assets for commercial and government markets.

In May 2023, we announced our decision to sell our Federal and Defense Services ("FDS") segment. As a result, for 2023, the results of operations for the FDS segment were reflected as discontinued operations in our consolidated financial statements. For 2023, executive compensation decisions were based on results from continuing operations. Our operations are conducted within two reportable segments aligned with our two operating segments: Aviation and Fleet.

In 2023, our executive compensation program used a robust pay-for-performance model balancing both near- and long-term financial and business goals to help maximize stockholder value.

We designed our executive compensation program to:

•Attract, motivate, and retain a highly qualified and experienced executive team in a very competitive market;
•Incentivize and reward the achievement of strategic and financial goals of the Company, with an emphasis on long-term business goals driving higher stockholder returns;
•Utilize compensation elements that are directly linked to achievement of stockholder value creation, corporate near- and long-term objectives, and individual performance;
•Maintain flexibility to ensure that awards remain competitive within our peer group;
•Align the interests of our executives with those of our stockholders; and
•Promote adherence to good corporate governance, company policies and values.

Executive Compensation Governance Practices
The following highlights executive compensation governance practices that we use to promote our overall compensation objectives and to align executive compensation with the interests of our stockholders, as well as the practices we avoid:

What We Do:
✓	Alignment with Stockholders. Long-term incentive awards vest over a period of several years to reward sustained Company performance over time.
✓	Pay for Performance. Our executive compensation program is weighted heavily towards performance-based variable compensation.
✓	Share Ownership Guidelines. Our NEOs must hold equity of a value equivalent to multiples of their base salaries (5x for CEO and 3x for all other NEOs).
✓	Annual “Say-on-Pay” Vote. We seek an annual non-binding advisory vote from our stockholders to approve compensation paid to our NEOs as disclosed in our Proxy Statement.
✓
Clawback Policy. We maintain a Nasdaq-compliant compensation clawback policy that provides for the recovery of certain incentive-based compensation of our executive officers if we are required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under the securities laws.

✓	Double-Trigger Severance. We provide only double-trigger change-in-control cash severance and equity acceleration.
✓	Annual Risk Assessments. The Compensation Committee analyzes business and market risks in setting executive compensation each year.
✓	Peer Group Comparison. The Compensation Committee annually analyzes executive compensation relative to peer companies, with the support of an independent compensation consultant.
✓	Decisions by Independent Compensation Committee. Executive compensation is approved by our Compensation Committee which is comprised solely of independent directors.
✓	Independent Compensation Consultant. The Compensation Committee retains its own independent compensation consultant to advise on compensation matters.

What We Do Not Do:
✗	No Tax Gross-Ups in Change in Control Agreements. We do not provide excise tax gross ups in connection with a change in control.
✗	No Hedging or Pledging of Company Stock. Our policies prohibit the hedging or pledging of our Stock by our executives and directors.
✗	No Excessive Perquisites. We do not provide excessive perquisites to our NEOs.
✗	No Dividends on Unvested Equity. We do not pay dividends on restricted stock units until units are vested.

Key Elements of Our 2023 Executive Compensation Program

Our NEO compensation program currently has three forms of direct compensation: base salary, annual cash incentive awards, and long-term incentives, including equity-based incentive awards and deferred supplemental compensation. Below is an overview of the program’s structure:

Element	Type	Form	Key Characteristics	Purpose

Base Salary	Fixed	Cash	Annual adjustments based on individual performance, market pay levels and internal pay equity.	Attracts, retains and rewards NEOs by providing a competitive fixed amount of compensation for service that reflects skill, responsibility, and experience.

Annual Cash Incentive	Variable	Cash	Variable cash compensation, based on pre-established financial, strategic, and operational goals and individual performance.
Focuses NEOs on achievement of short-term financial, operational, and strategic goals. Aligns interests of NEOs with stockholders by promoting strong revenue, operating profit, and free cash flow and achievement of other key corporate objectives.

Long-Term Incentive	Variable	Restricted Stock Units	Service-based restricted stock units (“RSUs”) that vest annually over a three-year period.
Helps retain NEOs through multi-year vesting of equity and deferred compensation awards.

Motivates and rewards NEOs for the achievement of long-term corporate performance.

Aligns NEOs’ interests with long-term stockholder interests.

		Performance Restricted Stock Units	Performance-based restricted stock units (“PRSUs”) that vest based on pre-established financial goals over a three-year performance period.

		Deferred Supplemental Compensation	Annual award of up to 15% of base salary with total funding capped based on a pre-established financial goal.

2023 Target Total Compensation Mix

The Compensation Committee strives to achieve an appropriate mix and balance between fixed and variable compensation and cash versus equity-based compensation awards to meet our compensation objectives. In determining the mix of compensation among these elements, the Compensation Committee does not assign specific ratios or other relative measures that dictate the total compensation mix to be awarded to the executive team, or the portion that is either at-risk or otherwise subject to performance. As illustrated by the charts below, in 2023, the Compensation Committee continued to structure executive compensation so that a significant portion of the target total compensation of our CEO, our CFO and the other NEOs was “at-risk” or performance-based, with the actual value realized subject to the achievement of short-term or long-term corporate and financial performance goals. By linking a significant portion of our executives’ compensation to performance, the Compensation Committee emphasized incentive-based variable pay, which is consistent with our pay-for-performance philosophy and creates a strong alignment with long-term stockholder value.

Deferred Supplemental Compensation
3%
Base Salary
22%
CEO
78% - Variable "At Risk" Compensation
22% - Fixed Compensation
Long-term Incentive
54%
22%
Annual Cash Incentive

Deferred Supplemental Compensation
5%
Base Salary
32%
CFO
68% - Variable "At Risk" Compensation
32% - Fixed Compensation
39%
Long-term Incentive
Annual Cash Incentive
24%

Deferred Supplemental Compensation
6%
Base Salary
37%
Other NEO
63% - Variable "At Risk" Compensation
37% - Fixed Compensation
Long-term Incentive
39%
18%
Annual Cash Incentive

Oversight of Executive Compensation

Role of the Compensation Committee

The Compensation Committee has oversight responsibility in administering and providing guidance over the Company’s executive compensation programs. The following is a summary of the Compensation Committee’s key responsibilities regarding executive compensation:

•To review and recommend for Board approval the compensation programs for the Company’s executive officers, including the NEOs;
•To review and approve corporate goals and objectives relevant to the compensation of the NEOs and make recommendations to the Board for approval of total compensation for NEOs;
•To provide recommendations to the Board regarding compensation of VSE’s non-employee directors; and

•To review and assess stockholders’ say-on-pay and consider results of the most recent say-on-pay vote in evaluating and determining executive compensation.

The Compensation Committee meets throughout the year to review the performance and compensation of our CEO and other NEOs. The Compensation Committee uses a consistent approach to determine the compensation of each NEO by using the same suite of compensation components for each of the NEOs to maintain alignment amongst the executive team. In making compensation decisions for our executives as a group, the Compensation Committee generally sets total compensation, including long-term incentives, based on numerous factors, including individual responsibilities and experience, company performance, competitive market pay comparison and individual performance.

Role of Management

To satisfy its responsibilities, the Compensation Committee works with management, including our CEO. Our management assists the Compensation Committee by providing information on corporate and individual performance, market compensation data and management’s perspective on compensation matters.

Annually, our CEO provides the Compensation Committee with an evaluation of his own performance that is based, in large part, upon the Company’s financial performance and achievement of annual operating plan objectives. The Compensation Committee evaluates the CEO on these and other criteria. The total compensation package for the CEO is determined by the Compensation Committee and approved by the Board, based on the Compensation Committee’s complete evaluation, input from the independent compensation consultant, the CEO's performance, the Company's performance, and competitive industry practices.

In addition, our CEO annually evaluates each of the NEOs and makes compensation recommendations for such NEOs to the Compensation Committee. In developing his recommendations, the CEO considers each NEO’s performance against Company and, as applicable, business segment or functional department performance goals and the individual performance of each NEO, as further described below. The independent compensation consultant reviews and provides comments to the Compensation Committee on the CEO’s recommendations. The Compensation Committee has discretion in approving, disapproving, or modifying any of the CEO’s recommended salary adjustments or proposed awards to the other NEOs, subject to final Board approval.

Role of the Independent Compensation Consultant

In determining compensation for 2023, the Compensation Committee retained NFP Compensation Consulting (“NFP”), an independent national compensation consulting firm, as the Committee's independent compensation consultant to advise on executive and director compensation matters. NFP assists the Compensation Committee in developing a competitive total compensation program that is consistent with our philosophy of goal-oriented pay-for-performance and that allows us to attract, retain, and motivate talented executives.

For 2023, NFP provided various services to the Compensation Committee, including the review, analysis, and update of the compensation peer group; the annual review and analysis of the NEO compensation against competitive market data based on the companies in our peer group; the design of the long-term equity incentive program; the annual risk assessment for executive compensation; review and analysis of the non-employee director compensation; and insight into emerging compensation trends.

The Compensation Committee reviews NFP’s independence on an annual basis. For 2023, the Compensation Committee determined that there were no conflicts of interest as a result of any current, historical, or pending engagement.

Role of Stockholders

As part of its compensation-setting process, the Compensation Committee considers the results of the stockholder advisory vote to approve our named executive officer compensation from the prior year. Approximately 88% of the votes cast at our 2023 annual meeting of stockholders were voted in favor of our named executive officer compensation. After considering the results of this advisory vote, the Compensation Committee determined that they demonstrated a strong level of support for our executive compensation program. The Compensation Committee did not make any changes to our compensation decisions and policies for 2023 that were specifically driven by the advisory vote.

Compensation Practices Related to Risk Management

Our compensation programs are balanced and significantly focused on long term value creation. Under this structure, the highest amount of compensation can be achieved only through consistent superior performance over sustained periods of time. In addition, some compensation is deferred or generally only realizable after the vesting period expires. This provides strong incentives to manage the Company for the long term, while avoiding excessive risk-taking in the short term. Likewise, the elements of our targeted compensation are balanced among current cash payments, deferred cash payments and equity awards. In addition, our Stock Ownership Guidelines reduce the likelihood of unnecessary risk-taking because our NEOs are required to own a meaningful amount of our stock, which further aligns the interests of our executive officers with our stockholders’ interests in pursuit of long-term value enhancement.

The Compensation Committee reviews the relationship between our risk management policies and practices and the incentive compensation we provide to our NEOs to confirm that our incentive compensation encourages taking prudent risks and avoiding unnecessary and excessive risks. The Compensation Committee also reviews the relationship between risk management policies and practices, corporate strategy, and senior executive compensation.

Management reviews the Company’s overall compensation structure, considering such factors as the overall mix of compensation, the performance metrics that are used under the Company’s incentive programs, the length of vesting periods where applicable, and the overall relationship of the Company’s compensation programs to the Company’s business risk. In March 2024, the Compensation Committee’s independent compensation consultant conducted a risk assessment of the Company’s overall compensation structure. Based on the risk assessment conducted by the Compensation Committee’s independent compensation consultant, the Compensation Committee has concluded that the Company’s compensation policies and procedures do not create risks that are reasonably likely to have a material adverse effect on the Company.

Peer Group and Competitive Market Analysis

Each year the Compensation Committee, in consultation with management and with support from its independent compensation consultant, reviews and approves a peer group that is used to provide relevant market context for the Compensation Committee’s decisions. The Compensation Committee does not apply a formulaic approach to setting the NEOs’ compensation at any specific level or percentile against this peer group. However, the Compensation Committee periodically reviews peer group compensation data to assess the competitiveness of our executive compensation practices, structures, and levels.

For purposes of 2023 compensation decisions, the Compensation Committee used the peer group that was recommended by NFP in mid-2022, which peer group includes (among other companies) certain peers used by ISS. In general, the peer group reflected similarly sized (based on revenue, market capitalization, enterprise value, asset size, and total stockholder return) publicly traded companies in the diversified support services industry (specifically including aerospace and defense, automotive trading companies and distributors). The revised peer group that was recommended by NFP (the “2023 Compensation Peer Group”), and adopted by the Compensation Committee, was consistent with the markets in which we operated.

During the third quarter of 2023, the Compensation Committee and NFP reviewed the existing 2023 Compensation Peer Group in preparation for 2024 and to account for the announced planned disposition of the Federal and Defense business segment. Based on the newly revised peer group, NFP recommended adjustments to the 2023 Compensation Peer Group for the Compensation Committee's consideration. The recommendations included the removal of five of the seventeen peer companies within the Company's 2023 Compensation Peer Group and the addition of four replacement peers that operate in Aviation and Fleet markets. NFP advised the Compensation Committee that with the recommended changes to the 2023 Compensation Peer Group, the Company then aligned with approximately the market 42nd percentile of the recommended peer group in terms of the Company's average percentile ranking on revenue, market capitalization, enterprise value, asset size and three-year total shareholder return. Based upon this review, the Compensation Committee approved the adjustments to the peer group described above (such adjusted peer group, the “2024 Compensation Peer Group”).

The following illustrates NFP’s recommendations for the Company’s 2023 and 2024 Compensation Peer Groups:

Peer Company	2023 Compensation Peer Group (1)	2024 Compensation Peer Group
AAR Corp.	✓	✓
AeroVironment, Inc.	✓
AerSale Corporation	✓	✓
Astronics Corporation	✓	✓
CRA International, Inc.	✓
Dorman Products, Inc.	✓	✓
Ducommun Incorporated	✓	✓
H&E Equipment Services, Inc.	✓	✓
Heritage-Crystal Clean, Inc	✓	✓
Horizon Global Corporation	✓
Huron Consulting Group Inc.	✓
ICF International, Inc.	✓	✓
Kaman Corporation	✓	✓
Kratos Defense & Security Solutions, Inc.	✓
Motorcar Parts of America, Inc.	✓	✓
Standard Motor Products, Inc.	✓	✓
Stoneridge, Inc.	✓	✓
Air Transport Services Group, Inc.		✓
Barnes Group Inc.		✓
Hexcel Corporation		✓
Triumph Group, Inc.		✓

(1) For the 2023 Compensation Peer Group, as compared to our prior peer group, we removed Vectrus, Inc., because it merged with another company in 2022.
(2) For the 2024 Compensation Peer Group, NFP recommended the removal of Horizon Global Corporation because it was acquired in 2023; the removal of Kratos Defense & Security Solutions, Inc. and AeroVironment, Inc. due to their involvement in the federal and defense services industry; and the removal of Huron Consulting Group Inc. and CRA International, Inc. due to their industries being dissimilar to those of the Company. NFP recommended the addition of Air Transport Services Group, Inc., Hexcel Corporation, Barnes Group Inc., and Triumph Group, Inc. as new members of the peer group because they operate in compatible industries.

2023 Components of Executive Compensation

The three key elements of our executive compensation program are base salary, annual cash incentive awards, and long-term incentives, including equity-based incentive awards and deferred supplemental compensation. The following sets forth the program design and, where applicable, metrics and 2023 payouts with respect to each component of our 2023 NEO compensation program.

Base Salary

Base salary is the principal “fixed” cash element of our executive compensation. We believe that competitive base salaries are a necessary element of overall compensation in order to attract and retain highly qualified executive officers. The Compensation Committee also believes that it is important that each NEO receives a market-competitive base salary that provides an appropriate balance between fixed and “at risk” compensation.

In addition, while we believe that compensation for the executive team should be weighted towards long-term equity compensation, we recognize the need to broadly align salaries with our peers and the companies we compete with for talent. The initial base salary of each NEO was established in connection with his or her hiring. The Compensation Committee reviews base salaries on an annual basis and may adjust them from time to time, with a goal of providing competitive, fixed cash compensation to the executive officers. The Compensation Committee generally references base salaries near the median for comparable positions in our peer group when making base salary determinations.

For 2023, based on the 2023 Compensation Peer Group data and the recommendation of NFP, the Compensation Committee approved increases to the base salaries of each of the NEOs to reflect a market adjustment to align their base salaries more closely the 2023 Compensation Peer Group median. The 2023 base salaries for the NEOs (which were effective as of January 1, 2023), as compared to their 2022 base salaries, are set forth below:

Name	2022 Base Salary Rate	2023 Base Salary Rate	Percentage Increase
John A. Cuomo	$800,000	$848,000	6.0%
Stephen D. Griffin	$430,000	$464,400	8.0%
Farinaz S. Tehrani	$350,000	$371,000	6.0%
Chad M. Wheeler	$377,731	$392,840	4.0%
Benjamin Thomas	$348,000	$368,880	6.0%

Annual Incentive Award

Our NEOs are eligible to earn an annual cash incentive designed to reward and promote the achievement of the Company’s short-term annual business objectives while enhancing stockholder value. The 2023 annual incentive award program (the “2023 AIP”) was based primarily on achieving certain annual financial results established by the Compensation Committee and approved by the Board at the beginning of the year. The Compensation Committee maintains discretion on AIP allocation for all NEOs.

The performance metrics for the 2023 AIP are based upon revenue, adjusted operating profit, adjusted free cash flow and a subjective component centered on achievement of operating plan objectives. The Compensation Committee selected revenue, adjusted operating profit, and adjusted free cash flow because they are key financial and operational metrics that measure the Company performance as aligned with shareholder value creation.

For purposes of the 2023 AIP, adjusted operating profit means operating income before taxes and interest adjusted for items identified as part of the Company's reported adjusted EBITDA. For purposes of the 2023 AIP, adjusted free cash flow means cash provided from operating activities less capital expenditures adjusted for items identified as part of the Company’s reported adjusted EBITDA. Except for adjusted free cash flow, which is measured on a consolidated basis for the Company, each of the other metrics for the segment presidents are based on applicable segment performance. In establishing the goals for each metric, the Compensation Committee considered how achievement of the performance goals could be impacted by events expected to occur in the future, and how likely it would be for the goals to be achieved. We believe that the target goals have been established at levels that should be appropriately challenging to attain and require considerable effort on the part of each NEO to achieve considering both business and market conditions. Achievement of above-target goals (where applicable) is considered to be a “stretch” target given market conditions. The performance metrics for the 2023 AIP also include a subjective component for each NEO, which is based on individual performance as well as contribution to the management team’s execution of the overall vision and strategy for the Company.

The weightings utilized for each metric are detailed below.

Corporate. The 2023 AIP for Messrs. Cuomo and Griffin and Ms. Tehrani consisted of four weighted elements as illustrated in the table below:

Executive	Division	Revenue	Adjusted Operating Profit	VSE Adjusted Free Cash Flow	Subjective
John A. Cuomo	Corporate	40%	30%	20%	10%
Stephen D. Griffin
Farinaz S. Tehrani

VSE Segments. The 2023 AIP for Messrs. Wheeler and Thomas consisted of four weighted elements which are measured relative to their respective business segments (other than adjusted free cash flow) as illustrated in the table below:

Executive	Division	Segment Revenue	Adjusted Segment Operating Profit	VSE Adjusted Free Cash Flow	Subjective
Chad M. Wheeler	Fleet Segment	40%	30%	20%	10%
Benjamin Thomas	Aviation Segment	40%	30%	20%	10%

Target 2023 Annual Incentive Award

After reviewing the 2023 Compensation Peer Group data and in consultation with NFP, the Compensation Committee set the target bonus percentages and amounts for each NEO for the 2023 AIP. To receive a payout under the 2023 AIP, a NEO must be an employee during the fiscal year that the bonus payment is earned and at the time when the bonus payment is made.
The NEOs’ threshold, target, and maximum opportunities under the 2023 AIP awards (expressed as dollar amounts and as percentages of base salary) were as follows:

		Threshold		Target		Maximum
Name	2023 Base Salary	(%) of Base Salary	($)	(%) of Base Salary	($)	(%) of Base Salary	($)
John A. Cuomo	$848,000	50%	$424,000	100%	$848,000	200%	$1,696,000
Stephen D. Griffin	$464,400	37.5%	$174,150	75%	$348,300	150%	$696,600
Farinaz Tehrani	$371,000	25%	$92,750	50%	$185,500	100%	$371,000
Chad M. Wheeler	$392,840	25%	$98,210	50%	$196,420	100%	$392,840
Benjamin Thomas	$368,880	25%	$92,220	50%	$184,440	100%	$368,880

For 2023, Mr. Griffin’s AIP target opportunity was increased from 65% of base salary to 75% of base salary. In addition, for 2023, based on the 2023 Compensation Peer Group data and the recommendation of NFP, each NEO's AIP threshold and the maximum value were increased from their respective 2022 AIP target values as follows: Mr. Cuomo's AIP threshold value was increased from 15% of base salary to 50% of base salary and his maximum value was increased from 125% of base salary to 200% of base salary; Mr. Griffin's AIP threshold value was increased from 15% of base salary to 37.5% of base salary and his maximum value was increased from 110% of base salary to 150% of base salary; and each of Messrs. Wheeler and Thomas and Ms. Tehrani's AIP threshold value was increased from 12% of base salary to 25% of base salary and each of their maximum value was increased from 80% of base salary to 100% of base salary, respectively. These increases were to continue to align AIP award values more closely with the 2023 Compensation Peer Group median. As a result, starting in 2023, all NEO’s can earn between 50% (at threshold) and 200% (at maximum) of their target opportunity based on achievement of applicable performance goals. The Compensation Committee determined that these changes would allow the Company to be market competitive, provide for incentives that are intended to attract, retain and motivate the current executive officers and help align executive and shareholder wealth creation over the long term.

In July 2023, in recognition of the fact that the Federal and Defense business segment and its financial results were moved to discontinued operations, the Compensation Committee determined that it was appropriate to adjust the target goal levels for VSE revenue, VSE adjusted operating profit, and VSE adjusted free cash flow, for purposes of the 2023 AIP, to exclude the expected contributions of the FDS business segment. The Committee also determined that the 2023 results for each metric would be calculated excluding contributions of the FDS business segment.

Also in July 2023, in recognition of the acquisition of Desser Holding Company LLC (“Desser Aerospace”), the Compensation Committee determined that it was appropriate to further adjust the target goal levels for VSE revenue, VSE adjusted operating profit, VSE adjusted free cash flow, Aviation segment revenue, and Aviation segment adjusted operating profit, for purposes of the 2023 AIP, to account for the expected contributions of the Desser Aerospace business following the acquisition.

2023 Annual Incentive Award Payouts

For 2023, the Compensation Committee reviewed the performance for each metric to determine the level at which the annual incentive award would be paid out for the year. For purposes of the 2023 AIP, the Compensation Committee approved non-recurring one-time adjustments to operating profit and free cash flow. Operating profit and free cash flow adjustments included items identified as part of the Company’s reported adjusted EBITDA in accordance with the program design and as publicly disclosed in the Company's earnings releases. Adjusted EBITDA represents net income before interest expense, income taxes, amortization of intangible assets and depreciation and other amortization adjusted for discrete items such as acquisition, integration and restructuring costs (related to the acquisition of Precision Aerospace, Desser Aerospace and Honeywell Fuel Control), and non-recurring professional fees (related to the Company's equity offering and debt issuance). Following its review, the Compensation Committee recommended, and the Board approved, the 2023 AIP award payouts for the NEOs.

For each of the Corporate, Fleet, and Aviation segments, the table below sets forth the actual performance level with respect to each of the 2023 AIP metrics as approved by the Compensation Committee.

2023 Annual Incentive Award Performance
Name	Segment	Revenue	Adjusted Operating Profit	VSE Adjusted Free Cash Flow	Subjective	% of Base Salary
John Cuomo	Corporate	Above Target	Maximum	Above Target	Maximum	172%
Stephen D. Griffin	Corporate	Above Target	Maximum	Above Target	Maximum	129%
Farinaz S. Tehrani	Corporate	Above Target	Maximum	Above Target	Maximum	86%
Chad Wheeler	Fleet Segment	Below Target	Above Target	Above Target	Above Target	60%
Benjamin Thomas	Aviation Segment	Maximum	Maximum	Above Target	Maximum	98%

For the subjective portion of the 2023 AIP, the Compensation Committee conducted a subjective evaluation following the end of the performance period to determine, with input from the CEO, an achievement level for each continuing NEO based on their individual accomplishments, achievements of the annual operating plans, and those of the management team as a whole, during 2023. This evaluation considered operating and strategic priorities for each segment and Corporate function that aligned with the broader VSE transformation and growth strategy. Each segment has individual operating plan and growth objectives which the Compensation Committee evaluates annually and considers as part of the AIP subjective performance evaluation. Details of such evaluations by segment are below.

•Corporate. For Corporate NEOs – Mr. Cuomo, Mr. Griffin, Ms. Tehrani – The subjective component of the AIP was determined after a review of the Company’s annual operating plan objectives which are designed to support the annual financial results, long-term financial results, and the Company’s growth and transformation plan. In 2023, the business continued to successfully transform the Company with higher growth and higher margin business opportunities from both the Aviation and Fleet segments, helping to establish long-term sustainable revenue and profit sources for the future. During 2023, the teams were successfully awarded, and then successfully implemented and expanded new MRO and distribution programs. The Company completed several new acquisitions and successfully executed on the integration and operating plans of those newly acquired businesses. The Company navigated challenging capital markets while securing adequate funding to support growth opportunities. Considering these achievements as well as the Corporate team’s role in continuing to drive progress on VSE’s overall transformation, the Compensation Committee recommended the maximum achievement level for Mr. Cuomo, Mr. Griffin and Ms. Tehrani’s subjective evaluation.

•Aviation. Mr. Thomas’ subjective component was determined in light of the Aviation segment's financial and operating plan performance, for which he is the Group President. The Aviation segment exceeded the two segment-specific metrics, revenue and adjusted segment operating profit, helping to drive the business to its highest revenue in 2023. The strong operating plan performance and program execution on new and existing distribution product programs, the implementation of business awards, the integration of several acquisitions, and the successfully executed margin improvement objectives also contributed to the Compensation Committee’s maximum achievement recommendation for Mr. Thomas’ subjective evaluation.

•Fleet. Mr. Wheeler’s subjective component was determined in light of the Fleet segment's performance, for which he is the Group President. The Fleet segment continued to successfully execute on a revenue diversification strategy which is essential to the long-term growth prospects of the segment. The segment revenue was slightly below target expectations and the adjusted segment operating profit was slightly above target expectations. The Fleet segment continued to experience strong growth in e-commerce fulfillment and commercial fleet sales. Considering these dynamics and the achievement of annual operating plan objectives, the Compensation Committee recommended an above target achievement level for Mr. Wheeler’s subjective evaluation.

As a result of the achievement levels with respect to the AIP metrics described above, the Compensation Committee recommended, and the Board approved, the following 2023 AIP payouts for each NEO:

Name (1)	2023 Base Salary	Target ($)	Total Actual 2023 AIP Payout	Actual as a % of Target	Actual as a % of Salary
John A. Cuomo	$848,000	$848,000	$1,458,560	172%	172%
Stephen D. Griffin	$464,400	$348,300	$599,076	172%	129%
Farinaz Tehrani	$371,000	$185,500	$319,060	172%	86%
Chad M. Wheeler	$392,840	$196,420	$235,704	120%	60%
Benjamin Thomas	$368,880	$184,440	$361,502	196%	98%

Long-term Incentive Award
Each year, we grant NEOs long-term incentive awards in the form of equity and cash-based awards. The two components of the Company’s 2023 long-term incentive program are the LTI Program (as defined below) and our Deferred Supplemental Compensation Plan (“DSC Plan”). The Compensation Committee determines the amount of these awards, as well as the mix or weighting of these awards.

Long-term Incentive Equity Program
In 2023, NEOs were eligible to receive restricted stock units, consisting of both service-based restricted stock units ("RSUs") that vest over a three-year vesting period and performance-based RSUs ("PRSUs") that are earned based on performance over three individual performance years during a three-year performance period. The RSU and PRSU awards comprise the current long-term incentive equity program for our NEOs (the “LTI Program”). Service-based RSUs provide a retention incentive, and PRSUs both provide a retention incentive and tie compensation to financial performance. For 2021 and 2022 PRSU awards, performance is tied to adjusted return on equity (“ROE”) and for 2023 PRSU awards, performance is tied to adjusted EBITDA. For 2023, the Compensation Committee approved a change to the PRSU awards to shift from adjusted ROE to adjusted EBITDA as reported with the Company’s quarterly earnings to better align with the peer group and with shareholder incentives.

The following illustrates VSE’s 2023 LTI Program structure:

TIME-BASED
	Restricted Stock Units (RSUs) 100% of Base Salary for CEO 50% of Base Salary for CFO 45% of Base Salary for other NEOs	RETENTION Fixed number of RSUs that vest ratably over three years

LONG-TERM EQUITY INCENTIVE AWARDS

PERFORMANCE-BASED
Performance-based Restricted Stock Units (PRSUs) 150% of Base Salary for CEO 70% of Base Salary for CFO 62.5% of Base Salary for other NEOs
PERFORMANCE/GROWTH
Conditional number of shares payable based on VSE's ROE for 2021 and 2022 awards and adjusted EBITDA for 2023 award; one-third eligible to vest during each year of the three-year performance period

When considering the total long-term equity-based incentive award amount granted to each NEO, the Compensation Committee generally reviews the comparison to the peer group, the relative value of each compensation element, VSE’s recent performance, the expense of such awards, and the impact on dilution.

Time-based RSUs. The Compensation Committee grants time-based RSUs to assist in retaining NEOs and increase their stock ownership, which further aligns our NEOs’ interests with those of stockholders. For 2023, the time-based RSUs represent between 40% and 42% of the total annual long-term equity incentive awards for the NEOs.

The following table sets forth the time-based RSUs that were granted to the NEOs in March of 2023. The units generally vest in three equal installments in March 2024, 2025, and 2026, subject to continuous employment.

Executive	Base Salary	Target % of Salary	Target RSU Award Value	# of RSUs Granted
John A. Cuomo	$848,000	100%	$848,000	20,081
Stephen D. Griffin	$464,400	50%	$232,200	5,498
Farinaz S. Tehrani	$371,000	45%	$166,950	3,953
Chad M. Wheeler	$392,840	45%	$176,778	4,186
Benjamin Thomas	$368,880	45%	$165,996	3,931

For 2023, based on the 2023 Compensation Peer Group data and the recommendation of NFP, the Compensation Committee increased Mr. Cuomo's time-based RSU target value from 90% of base salary to 100% of base salary to continue to align target long term incentive award values more closely with the 2023 Compensation Peer Group median. The Compensation Committee determined that this alignment would allow the Company to be market competitive, provide for awards that are intended to attract, retain, and motivate the current executive officers and align executive and shareholder wealth creation over the long term.

Performance-based RSUs. The performance-based RSUs are equity awards that may be earned based on achievement with respect to pre-established financial goals. PRSUs are subject to a three-year performance period, with one-third of the opportunity eligible to vest based on financial performance during each year of the performance period. In addition, the PRSU program includes a "catch up" opportunity as described below.

The 2023 PRSU award is based on the Company’s adjusted EBITDA performance for the three-year period from 2023 to 2025. For each year of the performance period, an adjusted EBITDA performance metric is set such that at the target 100% of the award would be earned, with a threshold below which 0% of such year’s opportunity would be earned, and with a maximum at or above which 200% of such year’s opportunity would be earned, with the actual number of units earned determined based on where actual performance falls between those levels based on linear interpolation. The Compensation Committee initially established goals for all three performance years in the first quarter of 2023. For purposes of the PRSU awards for 2023, adjusted EBITDA reflects adjustments approved by the Compensation Committee to reflect extraordinary or non-recurring items identified as part of the Company's reported adjusted EBITDA.

In July 2023, in recognition of the fact that FDS was transitioned to discontinued operations, the Compensation Committee determined that it was appropriate to adjust the target goal levels for adjusted EBITDA for purposes of the 2023 PRSU Awards to exclude the expected contributions of the FDS business segment and to account for the expected contributions of Desser Aerospace.

The 2022 and 2021 PRSU awards are based on the Company's adjusted ROE performance for the three-year period from 2022 to 2024 and 2021 to 2023, respectively. For each year of the performance period, an adjusted ROE performance metric is set at the threshold (below which 0% of such year’s opportunity would be earned) and the maximum (at or above which 100% of such year’s opportunity would be earned), with the actual number of units earned determined based on straight-line interpolation if actual performance falls between those levels. The Compensation Committee initially established goals for all three performance years in the first quarter of 2022 and 2021, respectively. ROE is calculated by dividing net income by beginning shareholders equity. For purposes of the 2022 and 2021 PRSU awards for 2023, adjusted ROE reflects adjustments approved by the Compensation Committee to reflect extraordinary or non-recurring events items identified as part of the Company's reported adjusted EBITDA.

In July 2023, in recognition of the fact that FDS would be moving to discontinued operations, the Compensation Committee determined that it was appropriate to adjust the target goal levels for (1) 2023 adjusted ROE under the 2021 PRSU awards and (2) 2023 and 2024 adjusted ROE under the 2022 PRSU awards, in each case to exclude the expected contributions of the FDS business segment.

The PRSU program includes a “catch up” opportunity for the second and third year of the performance period based on cumulative performance through the end of such year. For example, after the end of the second year of the performance period, performance from the beginning of the first year of the performance cycle through the end of the second year of the performance cycle will be measured. The resulting cumulative performance will then be used to determine a cumulative payout percentage (as measured against the second-year targets). If that cumulative payout percentage exceeds the actual number of PRSUs earned for years one and two of the performance cycle, then the excess shares will be earned by the NEOs. A similar process will be applied after the end of the third year of the performance period. The number of PRSUs earned for each performance year generally vests in the first quarter of the subsequent year based on continued service.

2023 PRSU Opportunity

In March 2023, participants were initially granted a target number of unvested units. The following tables sets forth the target PRSU award granted to each of the NEOs in March of 2023:

Executive	Base Salary	Target PRSUs for 2023-2025
		Target Award as % of Salary	Target Award Value (Target $ value)	# of PRSUs Granted
John A. Cuomo	$848,000	150%	1,272,000	30,121
Stephen D. Griffin	$464,400	70%	325,080	7,698
Farinaz S. Tehrani	$371,000	62.5%	231,875	5,491
Chad M. Wheeler	$392,840	62.5%	245,525	5,814
Benjamin Thomas	$368,880	62.5%	230,550	5,459

For 2023, based on the 2023 Compensation Peer Group data and the recommendation of NFP, each NEO's PRSU target value was increased from their respective 2022 PRSU target values as follows: Mr. Cuomo's PRSU target value was increased from 130% of base salary to 150% of base salary; Mr. Griffin's PRSU target value was increased from 55% of base salary to 70% of base salary; and each of Messrs. Wheeler and Thomas and Ms. Tehrani's PRSU target value was increased from 55% of base salary to 62.5% of base salary, respectively. All awards have a potential maximum value equivalent to 200% of target subject to the achievement of the applicable performance goals, which differs from our prior-year PRSU awards, which did not permit an above-target payout. These changes were intended to continue to align target long-term incentive award values and design features more closely with the 2023 Compensation Peer Group median. The Compensation Committee determined that this alignment would allow the Company to be market competitive, provide for awards that are intended to attract, retain and motivate the current executive officers and help align executive and shareholder wealth creation over the long term.

2023-2025 PRSU Award Payouts for 2023 Performance Year

In early 2024, the Compensation Committee recommended, and the Board approved, the PRSU payouts for the 2023 performance year under the 2023-2025 PRSU awards, based on 2023 adjusted EBITDA performance of $113.8 million. Based on such adjusted EBITDA performance, the 2023-2025 PRSU payout resulted in the NEOs earning 200% of the target number of units allocated to the 2023 performance year.

The following table details the number of PRSUs earned under the 2023-2025 PRSU awards for the 2023 performance year that generally vest in March of 2024:

Executive	Maximum Potential 2023-2025 PRSUs Vesting in 2024	Actual 2023-2025 PRSUs Vesting in 2024
	(# of Shares)	(# of Shares)
John A. Cuomo	20,080	20,080
Stephen D. Griffin	5,132	5,132
Farinaz S. Tehrani	3,660	3,660
Chad M. Wheeler	3,876	3,876
Benjamin Thomas	3,639	3,639

2022-2024 PRSU Award Payouts for 2023 Performance Year

In early 2024, the Compensation Committee recommended, and the Board approved, the PRSU payouts for the 2023 performance year under the 2022-2024 PRSU awards, based on 2023 adjusted ROE performance of 10.4%. Based on such adjusted ROE performance, the 2022-2024 PRSU payout resulted in the NEOs earning 100% of the maximum number of units allocated to the 2023 performance year.

The following table details the number of PRSUs earned under the 2022-2024 PRSU awards for the 2023 performance year that generally vest in March of 2024:

Executive	Maximum Potential 2022-2024 PRSUs Vesting in 2024	Actual 2022-2024 PRSUs Vesting in 2024
	(# of Shares)	(# of Shares)
John A. Cuomo	8,006	8,006
Stephen D. Griffin	1,821	1,821
Farinaz S. Tehrani	1,482	1,482
Chad M. Wheeler	1,599	1,599
Benjamin Thomas	1,473	1,473

2021-2023 PRSU Award Payouts for 2023 Performance Year

In early 2024, the Compensation Committee recommended, and the Board approved, the PRSU payouts for the 2023 performance year under the 2021-2023 PRSU awards, based on 2023 adjusted ROE performance of 10.4%. Based on such adjusted ROE performance, the 2021-2023 PRSU payout resulted in the eligible NEOs earning 100% of the maximum number of units allocated to the 2023 performance year. In addition, for the 2023 performance year, the cumulative "catch-up" calculation for the performance years 2021 and 2022 resulted in the remaining PRSUs not previously vested with respect to such years becoming vested in March 2024.

The following table details the number of PRSUs earned under the 2021-2023 PRSU awards for the 2023 performance year, and under the “catch-up” feature for the prior performance years, that generally vest in March of 2024:

Executive	Maximum Potential 2021-2023 PRSUs Vesting in 2024	2021-2023 PRSUs Vesting in 2024 for 2023 Performance Year	Additional Catch-Up 2021-2023 PRSUs Vesting in 2024 for Full Period
	(# of Shares)	(# of Shares)	(# of Shares)
John A. Cuomo	7,481	5,159	2,322
Stephen D. Griffin	2,567	1,771	796
Farinaz S. Tehrani	1,953	1,348	605
Chad M. Wheeler	2,424	1,672	752
Benjamin Thomas	1,926	1,328	598

Deferred Supplemental Compensation Plan

VSE has a non-qualified Deferred Supplemental Compensation Plan (“DSC Plan”) for certain VSE officers, including NEOs and other key management representatives. The objective of the DSC Plan is to compensate executives for their contribution to VSE’s profitability. The DSC Plan provides, at the Board’s discretion, for an incentive pool to be created through an annual contribution to the plan subject to two requirements: (1) that the annual funding of the plan not exceed 12% of VSE’s consolidated net income for the year, and (2) that a DSC award not exceed 15% of the participant’s annual salary. Each participant’s potential allocation from the annual contribution bears the same percentage of the annual contribution as that participant’s salary bears to the total annual participant salaries.

Benefits are payable to participants on retirement or resignation, subject to the vesting schedule described below, and other plan provisions, or on a change of control of VSE as described below. In general, an NEO’s account under the DSC Plan vests based on the NEO’s years of service with the Company, as follows:

Years of Service	Percent Vest
0 to 2	0%
3	50%
5	100%

The DSC Plan pool for 2023 is approximately $415,128 which equals 15.0% of the cumulative salaries of the 2023 DSC Plan participants. The following illustrates the actual allocation received by the NEOs in 2023:

		2023 DSC Plan Allocation
		(Outcomes)
Executive	Base Salary	% of Salary	Award Value
John A. Cuomo	$848,000	15.0%	$127,200
Stephen D. Griffin	$464,400	15.0%	$69,660
Farinaz S. Tehrani	$371,000	15.0%	$55,650
Chad M. Wheeler	$392,840	15.0%	$58,926
Benjamin Thomas	$368,880	15.0%	$55,332

Other Compensation

In addition to the elements of total direct compensation described above, our executive compensation program includes other elements of compensation that are designed primarily to attract, motivate, and retain executives critical to our long-term success and to provide a competitive compensation structure. VSE executive officers, including the NEOs, are eligible to participate in the VSE Employee 401(k) Plan, which is an Internal Revenue Service qualified plan available to all eligible employees. During 2023, VSE paid a 401(k) matching contribution equal to 100% of the employee deferral on the first 3% of the employee pay deferred and 50% of the employee deferral on the next 2% of the employee pay deferred, with all such contributions fully vested when made. Specific amounts contributed to the VSE 401(k) Plan on behalf of the NEOs are included in the “2023 Summary Compensation Table” under the heading “All Other Compensation” set forth below.

We offer an employee stock purchase plan to our employees (including the NEOs) that generally allows participants to purchase VSE common stock at a discount. We believe this plan further enhances the alignment between the interests of our employees (including our NEOs) with those of our stockholders.

Employment Agreements and Severance Arrangements

During 2023, the Company was a party to employment agreements with each of the NEOs. These agreements provide for severance benefits that are payable upon a termination without “cause” or for “good reason,” either prior to or in connection with a change in control of the Company. In general, the severance provisions under our agreements are designed to promote stability and continuity of senior management. The actual severance benefits set forth in the employment agreements were determined based on the Compensation Committee’s judgment and advice received by the Compensation Committee from its independent compensation consultant. Information regarding the key terms of these agreements is summarized in the “Executive Compensation” section below under the caption “Potential Payments Upon Termination or Change in Control.”

Stock Ownership Guidelines

The Compensation Committee believes that meaningful stock ownership by our officers is important in aligning management’s interests with the interests of our stockholders. We have implemented stock ownership guidelines that require our continuing NEOs to maintain consistent ownership of VSE common stock based on a multiple of the executive’s annual base salary as set forth below:

Name	Ownership Requirement
John A. Cuomo	5x base salary
Stephen D. Griffin	3x base salary
Farinaz S. Tehrani	3x base salary
Chad M. Wheeler	3x base salary
Benjamin Thomas	3x base salary

Clawback Policy

In 2023, the Company adopted a new Compensation Clawback Policy (the “Clawback Policy”), which complies with both the new rules promulgated by the Nasdaq Stock Market and SEC requirements and standards. The Clawback Policy provides for the prompt recovery (or clawback) of certain excess incentive-based compensation received during an applicable three-year recovery period by current or former executive officers in the event we are required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under the securities laws. Triggering events include accounting restatements to correct an error in previously issued financial statements that is material to such previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period. Excess incentive-based compensation for these purposes generally means the amount of incentive-based compensation received (on or after October 2, 2023) by such executive officer that exceeds the amount of incentive-based compensation that would have been received by such executive officer had it been determined based on the restated amounts, without regard to any taxes paid. Incentive-based compensation potentially subject to recovery under the Clawback Policy is in general limited to any compensation granted, earned or vested based wholly or in part on the attainment of one or more financial reporting measures.

In general, we may utilize a broad range of recoupment methods under the Clawback Policy. The Clawback Policy does not condition clawback on the fault of the executive officer, but we are not required to clawback amounts in limited circumstances where the Compensation Committee has made a determination that recovery would be impracticable and (1) we have already attempted to recover such amounts but the direct expenses paid to a third party in an effort to enforce the Clawback Policy would exceed the amount to be recovered, (2) the recovery of amounts would violate applicable home country law, or (3) the recovery would cause the non-compliance of a tax-qualified retirement plan under the Internal Revenue Code and applicable regulations. Operation of the Clawback Policy is subject to a brief phase-in process during the first few years after its effectiveness. We may not indemnify any such executive officer against the loss of such recovered compensation.

Hedging and Pledging Policy

We consider it inappropriate for any director, officer or participant in VSE’s long-term incentive plan to engage in any transaction in which they may profit from short-term speculative swings in the value of VSE’s securities or pledge our Stock in lending transactions. Accordingly, our policy prohibits these individuals from engaging in transactions designed to hedge or offset any decrease in the market value of VSE common stock that they own, including, among other things, the purchase or sale of put and call options, short sales and pledging VSE’s securities as collateral.

COMPENSATION AND HUMAN RESOURCES COMMITTEE REPORT

The Compensation Committee has reviewed the preceding Compensation Discussion and Analysis and discussed its contents with VSE management. Based on the review and discussions, the Compensation Committee has recommended to the Board that this Compensation Discussion and Analysis be included in the Proxy Statement and, through incorporation by reference, in our Annual Report on Form 10-K for the year ended December 31, 2023.

Compensation Committee:	John E. Potter, Chair
Lloyd E. Johnson
Calvin S. Koonce
Anita D. Britt
Edward P. Dolanski

EXECUTIVE COMPENSATION

2023 Summary Compensation Table

The table below summarizes the total compensation of each of the NEOs in each of the last three fiscal years, as applicable.

Name and Principal Position ________________ (a)	Year _____ (b)	Salary ($) ________ (c)	Bonus ($) ________ (d)	Stock Awards ($) (1) _________ (e)	Option Awards ($) ______ (f)	Non-Equity Incentive Plan Compensation ($) (2) _____________ (g)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($) _____________ (h)	All Other Compensation ($) (3) _____________ (i)	Total ($) __________ (j)
John A. Cuomo CEO and President	2023	848,000	—	2,120,021	—	1,458,560	—	136,880	4,563,461
	2022	800,000	—	1,759,972	—	935,965	—	127,854	3,623,791
	2021	712,400	—	972,458	—	549,707	—	113,938	2,348,503
Stephen D. Griffin Senior Vice President and Chief Financial Officer	2023	464,400	—	557,261	—	599,076	—	82,860	1,703,597
	2022	430,000	—	408,492	—	412,800	—	75,118	1,326,410
	2021	400,000	75,000	347,016	—	177,115	—	143,156	1,142,287
Farinaz S. Tehrani Senior Vice President, Chief Legal Officer and Corporate Secretary (4)	2023	371,000		398,810		319,060		55,650	1,144,520
	2022	350,000	—	332,501	—	248,500	—	52,500	983,501

Chad M. Wheeler President, Fleet Segment	2023	392,840	—	422,300	—	235,704	—	72,126	1,122,970
	2022	377,731	—	358,827	—	283,298	—	68,860	1,088,716
	2021	377,731	—	327,673	—	102,781	—	68,260	876,445
Benjamin A. Thomas President, Aviation Segment	2023	368,880	—	396,556	—	361,502	—	68,100	1,195,038
	2022	348,000	—	330,596	—	261,000	—	62,601	1,002,197
	2021	300,000	—	260,242	—	227,580	—	90,810	878,632
Notes to 2023 Summary Compensation Table

1.The amounts reported in column (e) for 2023 represent stock awards granted under our 2006 Restricted Stock Plan. The amounts in this column reflect the aggregate grant date fair values of RSU and PRSU awards computed in accordance with FASB ASC Topic 718. The amounts with respect to PRSU awards reflect the values at the grant date based on the probable outcome of the applicable performance conditions. Such values are determined based on the target award amounts. The assumptions used to value these awards can be found in Note 10 to the financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023. Assuming maximum achievement with respect to the applicable performance goals for PRSU awards, the amount reported in this table would be as follows: $3,392,041 for Mr. Cuomo; $882,354 for Mr. Griffin; $630,705 for Ms. Tehrani; $667,825 for Mr. Wheeler; and $627,115 for Mr. Thomas.

2.The amounts reported in column (g) for 2023 represent amounts earned by the NEOs under the 2023 AIP, discussed above under “Compensation Discussion and Analysis—2023 Components of Executive Compensation—Annual Incentive Award.”
3.The amounts reported in column (i) include 401(k) plan matching contributions allocated to each NEO's account for 2023 pursuant to the VSE Employee 401(k) Plan discussed above under “Compensation Discussion and Analysis—2023 Components of Executive Compensation—Other Compensation” (Mr. Cuomo - $9,680; Mr. Griffin - $13,200; Ms. Tehrani - $0; Mr. Wheeler - $13,200; and Mr. Thomas - $12,768). Also included in column (i) is the amount allocated to each NEO's account for 2023 under the DSC Plan. See discussion above under “Compensation Discussion and Analysis—2023

Components of Executive Compensation—Deferred Supplemental Compensation Plan” (Mr. Cuomo - $127,200; Mr. Griffin - $69,660; Ms. Tehrani - $55,650; Mr. Wheeler - $58,926; and Mr. Thomas - $55,332).

4.Ms. Tehrani became VSE's Senior Vice President, Chief Legal Officer and Corporate Secretary on August 16, 2021. No information is provided for Ms. Tehrani for years prior to 2022 because Ms. Tehrani was not an NEO at any point prior to such year.
2023 Grants of Plan-Based Awards Table

The table below reports all grants of plan-based awards to each of the NEOs for the year ended December 31, 2023.

Name ________ (a)	Award Type ________	Grant Date ________ (b)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards; Number of Shares of Stock or Units (#/$)(3) ________ (i)	Grant Date Fair Value of Stock and Option Awards ($)(4) _________ (l)
			Threshold ($) _________ (c)	Target ($) _________ (d)	Maximum ($) _________ (e)	Threshold (#) _________ (f)	Target (#) _________ (g)	Maximum (#) _________ (h)
John A. Cuomo	PRSU	3/10/23	—	—	—	15,060	30,121	60,242	—	1,272,000
	RSU	3/10/23	—	—	—	—	—	—	20,081	848,021
	2023 AIP		424,000	848,000	1,696,000	—	—	—	—	—
Stephen D. Griffin	PRSU	3/10/23	—	—	—	3,849	7,698	15,396	—	325,080
	RSU	3/10/23	—	—	—	—	—	—	5,498	232,181
	2023 AIP		174,150	348,300	696,600	—	—	—	—	—
Farinaz S. Tehrani	PRSU	3/10/23	—	—	—	2,745	5,491	10,982	—	231,875
	RSU	3/10/23	—	—	—	—	—	—	3,953	166,935
	2023 AIP		92,750	185,500	371,000	—	—	—	—	—
Chad M. Wheeler	PRSU	3/10/23	—	—	—	2,907	5,814	11,628	—	245,525
	RSU	3/10/23	—	—	—	—	—	—	4,186	176,775
	2023 AIP		98,210	196,420	392,840	—	—	—	—	—
Benjamin A. Thomas	PRSU	3/10/23	—	—	—	2,730	5,459	10,919	—	230,550
	RSU	3/10/23	—	—	—	—	—	—	3,931	166,006
	2023 AIP		92,220	184,440	368,880	—	—	—	—	—
Notes to Grants of Plan-Based Awards Table
1.The amounts reported in these columns represent possible payouts to the NEOs under the 2023 AIP, as further described above under “Compensation Discussion and Analysis—2023 Components of Executive Compensation—Annual Incentive Award."
2.The amounts in these columns relate to PRSUs which are subject to performance goals. The PRSUs are subject to a three-year performance period, with one-third of the opportunity eligible to vest based on ROE performance during each year of the performance period, and a potential “catch-up” number of PRSUs eligible to vest following the second and third years of the performance period. Any amount earned with respect to an applicable performance year generally vests in March of the immediately following year. If the performance measurement for an applicable year or period falls below the “Threshold” level of attainment, achievement will be 0% for such year or period. If the performance falls at or above the maximum for an applicable year or period, the achievement will be 200% of target for such year or period. For any results between threshold and target or target and maximum will be determined based on straight-line interpolation from such measurements. For further information regarding the terms of these awards, see “Compensation Discussion and Analysis—2023 Components of Executive Compensation—Long-Term Incentive Awards.”

3.Amounts in this column represent the number of RSUs that were awarded during fiscal 2023, which generally vest in substantially equal installments in March 2024, 2025, and 2026.
4.Amounts represent the grant date fair value of stock awards granted in 2023, computed in accordance with FASB ASC Topic 718. For PRSUs, the value represents the value at the grant date based on the probable outcome of the performance conditions.

Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table

See “Compensation Discussion and Analysis” above for a description of the 2023 AIP and the 2023 RSU and PRSU awards pursuant to which the amounts listed in the “2023 Grants of Plan-Based Awards” table were paid or awarded and the criteria for such payments and awards. For information regarding our individual agreements with the NEOs, see the section below titled “Potential Payments Upon Termination or Change in Control.”

Outstanding Equity Awards at 2023 Fiscal Year End Table

The table below reports all outstanding equity awards for each of the NEOs as of December 31, 2023.

		Stock awards
Name _______________________ (a)	Grant Date ________	Number of Shares or Units of Stock That Have Not Vested (#) ______________ (g)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1) ______________ (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) ______________ (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1) ______________ (j)
John A. Cuomo	3/10/23	20,080(2)	1,297,369	40,162(3)	2,594,867
	3/10/23	20,081(4)	1,297,433	—	—
	3/11/22	8,006(5)	517,268	8,006(6)	517,268
	3/11/22	11,086(7)	716,266	—	—
	3/8/21	7,481(8)	483,412	—	—
	3/8/21	3,440(9)	222,258	—	—
Stephen D. Griffin	3/10/23	5,132(2)	331,579	10,264(3)	663,157
	3/10/23	5,498(4)	355,226	—	—
	3/11/22	1,821(5)	117,655	1,821(6)	117,655
	3/11/22	2,648(7)	171,087	—	—
	3/8/21	2,567(8)	165,854	—	—
	3/8/21	1,288(9)	83,218	—	—
Farinaz S. Tehrani	3/10/23	3,660(2)	236,473	7,322(3)	473,074
	3/10/23	3,953(4)	255,403	—
	3/11/22	1,482(5)	95,752	1,482(6)	95,752
	3/11/22	2,156(7)	139,299	—	—
	8/13/21	1,953(8)	126,248	—	—
	8/13/21	3,430(9)	221,612	—	—
Chad M. Wheeler	3/10/23	3,876(2)	250,428	7,752(3)	500,857
	3/10/23	4,186(4)	270,457	—	—
	3/11/22	1,599(5)	103,311	1,600(6)	103,376
	3/11/22	2,326(7)	150,283	—	—
	3/8/21	2,424(8)	156,615	—	—
	3/8/21	1,216(9)	78,566	—	—
Benjamin A. Thomas	3/10/23	3,639(2)	235,116	7,280(3)	470,361
	3/10/23	3,931(4)	253,982	—	—
	3/11/22	1,473(5)	95,171	1,474(6)	95,235
	3/11/22	2,144(7)	138,524	—	—
	3/8/21	1,926(8)	124,439	—	—
	3/8/21	966(9)	62,413	—	—

Notes to Outstanding Equity Awards Table
1.For the 2023, 2022 and 2021 RSU and PRSU awards, the amounts shown are based on the closing price of the stock on December 29, 2023, of $64.61.

2.This amount reflects the portion of the 2023-2025 PRSU award that was earned based on achievement of the applicable performance goals for the 2023 performance year and will generally vest on March 31, 2024.

3.These amounts reflect the portion of 2023 PRSU awards that can be earned based on the achievement of adjusted EBITDA performance as of the end of the 2024 and 2025 performance years (the remainder of the amount reported for each NEO). The amount actually earned with respect to each such performance year will generally vest on March 10 of the immediately following fiscal year. Amounts reported reflect the maximum number of shares that may be earned under the awards for the remainder of the performance period. For more information regarding the terms of these awards, see “Compensation Discussion and Analysis—2023 Components of Executive Compensation—Long-Term Incentive Awards.”

4.These amounts represent RSU awards granted in 2023 that generally vest in substantially equal installments on March 10, 2024, March 10, 2025, and March 10, 2026.

5.This amount reflects the portion of the 2022-2024 PRSU award that was earned based on achievement of the applicable performance goals for the 2023 performance year and will generally vest on March 31, 2024.

6.These amounts reflect the portion of 2022 PRSU awards that can be earned based on the achievement of one-year and three-year cumulative ROE performance as of the end of the 2024 performance year. The amount actually earned will generally vest in March 2024. For more information regarding the terms of these awards, see “Compensation Discussion and Analysis—2023 Components of Executive Compensation—Long-Term Incentive Awards.”
7.These amounts represent RSU awards granted in 2022 that generally vest in substantially equal installments on March 31, 2024, and March 31, 2025.

8.These amounts reflect the portion of 2021 PRSU award that was earned based on the achievement of the applicable performance goals as of the end of the 2023 performance year and will generally vest in March 2024. For more information regarding the terms of these awards, see “Compensation Discussion and Analysis—2022 Components of Executive Compensation—Long-Term Incentive Awards.”
9.These amounts represent RSU awards granted in 2021 that generally vest (or vested) in substantially equal installments in March 2022, 2023, and 2024.

2023 Option Exercises and Stock Vested

The following table reports stock awards vested for the NEOs during the fiscal year ended December 31, 2023.

	Stock Awards
Name ____________________________________________________ (a)	Number of Shares Acquired on Vesting (#) (1) _______________________ (d)	Value Realized on Vesting ($) ___________________ (e)
John A. Cuomo	23,527	996,411
Stephen D. Griffin	5,914	252,943
Farinaz S. Tehrani	7,067	327,290
Chad M. Wheeler	5,912	252,947
Benjamin A. Thomas	5,038	214,912

Notes to Option Exercises and Stock Vested Table
1.The number of shares acquired pursuant to the Restricted Stock Plan on vesting reported in column (d) includes shares withheld for the minimum amount of taxes required to be withheld by the Company under applicable law, as follows: Mr. Cuomo, 9,867 shares; Mr. Griffin, 1,781 shares; Ms. Tehrani, 2,205 shares; Mr. Wheeler, 1,620 shares; and Mr. Thomas, 1,227 shares. The value realized on vesting reported in column (e) represents the number of vested shares acquired valued at the closing market price for VSE Stock on the vesting date, including the shares withheld for the minimum amount of taxes required to be withheld by the Company under applicable law.

2023 Pension Benefits

VSE does not provide defined benefit pension arrangements or post-retirement health coverage for executives or other employees.

2023 Non-Qualified Deferred Compensation

The following table provides information related to potential benefits payable to each NEO under VSE’s DSC Plan or Restricted Stock Plan as of and for the year ended December 31, 2023.

Name (1) ________________ (a)	Plan _____________	Executive Contributions in Last FY ($) ____________ (b)	VSE Contributions in Last FY (2) ($) ___________ (c)	Aggregate Earnings in Last FY (2) (3) ($) ____________ (d)	Aggregate Withdrawals/ Distributions ($) ___________ (e)	Aggregate Balance at Last FYE (4) ($) ____________ (f)
John A. Cuomo	DSC Plan	—	127,200	135,777	—	1,301,643
Stephen D. Griffin	DSC Plan	—	69,660	31,650	—	234,929
Farinaz S. Tehrani	DSC Plan	—	55,650	3,083	—	111,488
Chad M. Wheeler	DSC Plan	—	58,926	123,777	—	1,198,276
Benjamin A. Thomas	DSC Plan	—	55,332	23,655	—	189,865

Notes to Non-Qualified Deferred Compensation Table
1.Mr. Cuomo, Mr. Griffin, Ms. Tehrani, Mr. Wheeler, and Mr. Thomas have been participants for approximately 5 years, 3 years, 3 years, 13 years, and 3 years, respectively.
2.Amounts reported in column (c) are reported in the 2023 Summary Compensation Table in the “All Other Compensation” column and represent contributions made by VSE to the DSC Plan following the 2023 calendar year. Aggregate earnings reported in column (d) are not reported in the 2023 Summary Compensation Table.
3.Amounts reported in column (d) represent the earnings or losses during the calendar year 2023 for amounts held in the DSC Plan for each NEO.
4.Amounts reported in column (f) for the DSC Plan include aggregate contributions that were reported as compensation to the NEOs in our Summary Compensation Tables for previous years and aggregate earnings that were not reported as compensation. Aggregate contributions to the DSC Plan previously reported in the Summary Compensation Tables for the years 2008 through 2023, the period for which plan records identifying contributions to individual participants are available, and aggregate earnings (losses) for the same period are set forth below. Aggregate contributions represent total amounts contributed into the DSC Plan by VSE and, where applicable, by each NEO. Aggregate earnings represents the earnings or losses on amounts held in the DSC Plan for each NEO since the NEO became eligible to participate in the DSC Plan.

Name	Aggregate Contributions ($)	Aggregate Earnings ($)
John A. Cuomo	1,092,754(4)	208,889(4)
Stephen D. Griffin	212,746	22,183
Farinaz S. Tehrani	108,150	3,338
Chad M. Wheeler	895,679	302,597
Benjamin A. Thomas	173,481	16,384

5.Amounts in these columns include amounts relating to contributions by Mr. Cuomo that were inadvertently omitted from the table corresponding to the table in footnote 4 in prior proxy statements.

Narrative to Non-Qualified Deferred Compensation Table

The DSC Plan is a non-qualified, noncontributory plan that was originally adopted by the Board in 1994. The DSC Plan provides, at the Board’s discretion, for an annual contribution to the plan not to exceed 12% of our consolidated net income for the year. Each officer’s allocation from the annual contribution bears the same percentage to the annual contribution as that officer’s salary bears to total annual participant salaries. For 2023 an annual contribution of 15% of salary ($415,128) for the executive management team was authorized and allocated to 6 participant accounts, including a total of approximately $366,768 allocated to the NEOs’ accounts.

Benefits under the DSC Plan are payable to the participant on retirement or resignation, subject to a vesting schedule, non-competition agreement, and other plan provisions, or if a change of control of VSE occurs. Our contributions to the DSC Plan are irrevocable and are used to pay benefits under the plan, subject to the claims of our general creditors.

Our annual contribution to the DSC Plan is deposited in a plan trust. The aggregate annual contribution is allocated for the benefit of each of the participants and credited to each of their respective employer contribution accounts. Participants make investment elections for their respective account balances and annual contributions from a group of life insurance (COLI) investment funds managed by Lincoln Financial Group. For more information regarding the terms of the DSC Plan, see above under “Executive Compensation Components-Long-Term Incentive Compensation.”

Potential Payments Upon Termination or Change in Control

The following table sets forth potential payments to our NEOs on termination of employment or a change in control of VSE. The amounts shown assume that such termination and (as applicable) change in control was effective as of December 29, 2023 (the last business day of our 2023 fiscal year) and that the share price at the time of termination was the closing price of our stock on December 29, 2023 ($64.61), and are estimates of the amounts that would be paid to the NEOs on their termination. The actual amounts to be paid can only be determined at the time of such NEOs’ separation from VSE or any of our subsidiaries.

Potential Payments Upon Termination or Change in Control Table (1)

Name	Benefit	Termination Without Cause ($)	Termination on Change of Control ($)
John A. Cuomo	Cash Severance	3,392,000	3,816,000
	DSC Plan	1,301,643	1,301,643
	Equity Awards	—	5,699,944
Stephen D. Griffin	Cash Severance	696,600	1,625,400
	DSC Plan	234,929	234,929
	Equity Awards	—	1,508,052
Farinaz S. Tehrani	Cash Severance	556,500	742,000
	DSC Plan	111,488	111,488
	Equity Awards	—	1,288,825
Chad M. Wheeler	Cash Severance	589,260	785,680
	DSC Plan	1,198,276	1,198,276
	Equity Awards	—	1,238,250
Benjamin A. Thomas	Cash Severance	553,320	737,760
	DSC Plan	189,865	189,865
	Equity Awards	—	1,122,495
1.The table excludes information with respect to contracts, agreements, plans, or arrangements to the extent they do not discriminate in scope, terms, or operation in favor of executive officers and that are available generally to all salaried employees (for example, qualified benefit plan distributions and payment for unused vacation pay). For information regarding the amounts set forth in this table, see the narrative discussion below.

Narrative to Potential Payments Upon Termination or Change in Control Table

Employment Agreements with Continuing Named Executive Officers

During 2023, we were party to employment agreements with each of our NEOs. The key terms of these employment agreements (which include customary confidentiality, non-competition, non-solicitation, and non-disparagement restrictive covenants) are summarized in the table below:

Key Terms	Mr. Cuomo	Mr. Griffin	Ms. Tehrani	Mr. Wheeler	Mr. Thomas
Initial Agreement Term (1)	January 1, 2022 – January 1, 2025	January 1, 2022 – January 1, 2024	August 16, 2021 – August 16, 2023	January 1, 2022 – January 1, 2024	January 1, 2022 – January 1, 2024
Minimum Base Salary	$848,000	$464,400	$371,000	$392,840	$368,880
Annual Cash Incentive	Participates with target of at least 100% of base salary	Participates with target of at least 75% of base salary	Participates	Participates	Participates
Long-Term Incentive	Participates with target annual award opportunity of at least 220% of base salary	Participates	Participates	Participates	Participates
Other Benefits	Participation in employee benefit plans (including DSC Plan) and other customary fringe benefits (“Other Benefits”)	Other Benefits	Other Benefits	Other Benefits	Other Benefits
1.At the end of the initial term of each agreement and on each anniversary thereafter, unless VSE gives the executive 60 days written notice (or 120 days for Mr. Cuomo) that the term will not be extended, the term will be extended for an additional year. Accordingly, the terms of the employment agreements with each of Messrs. Griffin, Wheeler and Thomas and Ms. Tehrani were automatically extended for an additional year on the initial agreement term ending dates set forth in this table.

Under the terms of an NEO's employment agreement, each NEO is entitled to certain payments and benefits in the event of certain termination circumstances. These payments and benefits are summarized below. In general, payment of these amounts is contingent upon the NEO’s execution and non-revocation of a release of claims in favor of VSE.

Qualifying Termination (1) with no Change in Control (2)	Qualifying Termination During Change in Control Period (3)
For Mr. Cuomo—a lump sum in cash equal to two times the sum of his annual base salary and target annual cash incentive award (without regard to any reduction thereto)
For Messrs. Cuomo and Griffin—a lump sum in cash equal to two times (or, for Mr. Cuomo, 2.25 times) the sum annual base salary and target annual cash incentive (without regard to any reduction thereto)

For Other Continuing NEOs—a lump sum in cash equal to 1.5 times the executive’s annual base salary (without regard to any reduction thereto)
For Messrs. Wheeler and Thomas and Ms. Tehrani—a lump sum in cash equal to (A) 1.5 times annual base salary (without regard to any reduction thereto) plus (B) one times target annual cash incentive (without regard to any reduction thereto)

For All NEOs—a lump sum in cash equal to the executive’s accrued but unvested benefits under the DSC Plan	For All NEOs—a lump sum in cash equal to the executive’s accrued but unvested benefits under the DSC Plan

For All NEOs—outstanding and unvested time-based and performance-based restricted stock, RSUs or similar rights to acquire capital stock of VSE will vest in full (with performance-based awards vesting at target)

1.“Qualifying Termination” is the termination of the executive’s employment by VSE other than due to “Cause” (as defined in the employment agreements), death or disability (including by providing notice that the employment term will not be extended), or by the executive for “Good Reason” (as defined in the employment agreements).

2.“Change in Control” has the meaning assigned to such term in the employment agreements.

3.The “Change in Control Period” is the period within two years after a Change in Control, or, for Mr. Cuomo only, within 8 months before a Change in Control.

Under Mr. Cuomo’s employment agreement, VSE may elect to continue making payments to him equivalent to his annual base salary for a period of time equivalent to the period of certain of his non-competition covenants under the employment agreement in other termination scenarios.

Each employment agreement includes a “best net” provision, which generally provides that if certain severance payments are subject to excise tax under Section 280G of the Internal Revenue Code, the payments will be reduced to the greatest amount that could be paid without giving rise to such excise tax, unless the executive would be in a better after-tax position after receiving all payments and paying any applicable excise tax.

Pay Ratio Disclosure

The following information about the relationship between the median of the annual total compensation of all of our employees and those of our consolidated subsidiaries other than the CEO and the annual total compensation of Mr. Cuomo, our CEO and President (and Principal Executive Officer or “PEO”), is provided in compliance with the requirements of Item 402(u) of Regulation S-K of the Exchange Act. Due to our permitted use of reasonable estimates and assumptions in preparing this pay ratio disclosure, the disclosure may involve a degree of imprecision, and thus we view this pay ratio disclosure as a reasonable estimate. The Company believes its compensation philosophy and process yield an equitable result and is presenting such information for 2023 in accordance with the required disclosure as follows:

Median Employee 2023 annual total compensation	$62,275
Mr. Cuomo (“PEO”) 2023 annual total compensation	$4,563,461
Ratio of PEO to Median Employee annual total compensation	73:1

For purposes of this pay ratio disclosure, 2023 PEO annual total compensation represents the total compensation reported for Mr. Cuomo under the “2023 Summary Compensation Table.” To determine the 2023 annual total compensation of our median employee, we identified and calculated the elements of that employee’s compensation for 2023 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K.
In determining the median employee, a listing was prepared of all full time, part time, seasonal and temporary employees (other than the PEO) of the Company and our consolidated subsidiaries as of December 31, 2023. However, for purposes of determining the median employee, and in accordance with SEC rules, we excluded 167 employees who became our employees as a result of our acquisition of Desser Holding Company LLC that was completed in July 2023. Wages and salaries for 2023 (our consistently applied compensation measure) were annualized for those employees that were not employed for the full year of 2023 (other than temporary and seasonal employees), without creating full-time equivalencies, based on reasonable assumptions and estimates relating to our employee compensation program. The median employee was determined based on the annualized list. As of December 31, 2023, the Company employed 2,015 persons, of which 372 have wages determined by the Service Contract Act (but as noted above, we excluded 167 of such employees from our median employee determination for 2023).

Additionally, we employ a diverse range of employees, many of whom live and work in lower cost of living areas other than the Washington, D.C. Metropolitan area.

Pay Versus Performance

The following table, and the disclosure that follows, provides information regarding the compensation of our principal executive officer (“PEO”) and the average compensation of our other named executive officers (“non-PEO NEOs”) as reported in the Summary Compensation Table for the past four fiscal years, their “compensation actually paid” as calculated pursuant to SEC rules, and certain performance measures.

					Value of Initial Fixed $100 Investment Based On:
Year	Summary Compensa-tion Table Total for PEO ($) (1)	Compensa-tion actually Paid to PEO ($) (1) (2)	Average Summary Compensa-tion Table Total for Non-PEO NEOs ($) (1)	Average Compensa-tion Actually Paid to Non-PEO NEOs ($)(1) (2)	Total Shareholder Return (3)	Peer Group Total Shareholder Return (4)	Net Income ($) (5)	Adjusted EBITDA ($ in millions) (6)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
2023	4,563,461	8,141,517	1,291,531	2,081,656	176.48	119.09	39,134,000	113.83
2022	3,623,791	3,175,331	1,085,086	895,314	127.03	111.54	28,059,000	92.10
2021	2,348,503	3,085,979	970,465	1,000,181	163.59	95.03	7,966,000	72.60
2020	1,428,241	1,055,425	690,055	717,537	102.54	83.94	(5,171,000)	75.20
1.Mr. Cuomo was our PEO for the full year for each of fiscal years 2023, 2022, 2021 and 2020. For fiscal year 2023, our non-PEO NEOs were Messrs. Griffin, Wheeler, Thomas and Ms. Tehrani. For fiscal year 2022, our non-PEO NEOs were Messrs. Griffin, Wheeler, Thomas and Robert A. Moore and Ms. Tehrani. For fiscal year 2021, our non-PEO NEOs were Messrs. Griffin, Wheeler and Thomas and Moore and Thomas M. Kiernan. For fiscal year 2020, our non-PEO NEOs were Messrs. Griffin, Wheeler, Moore, Thomas, and Kiernan and Thomas R. Loftus.

2.For each of fiscal years 2023, 2022, 2021 and 2020 (each, a “Covered Year”), in determining both the compensation “actually paid” to our PEO and the average compensation “actually paid” to our non-PEO NEOs for purposes of this Pay Versus Performance table (“PVP Table”), we deducted from or added back to the total amounts of compensation reported in column (b) or column (d), as applicable, for such Covered Year certain amounts in accordance with SEC rules. For fiscal year 2023, such amounts are set forth in the following tables:

Item and Value Added (Deducted)	2023
For Mr. Cuomo:
- change in actuarial present value of pension benefits	$—
+ service cost of pension benefits	$—
+ prior service cost of pension benefits	$—
- Summary Compensation Table “Stock Awards” column value	$(2,120,021)
- Summary Compensation Table “Option Awards” column value	$—
+ Covered Year-end fair value of outstanding equity awards granted in Covered Year	$4,865,311
+/- change in fair value (from prior year-end to Covered Year-end) of equity awards outstanding at Covered Year-end that were granted in prior years	$928,090
+ vesting date fair value of equity awards granted and vested in Covered Year	$—
+/- change in fair value (from prior year-end to vest date in Covered Year) of prior-year equity awards vested in Covered Year	$(95,324)
-prior year-end fair value of prior-year equity awards forfeited in Covered Year	$—
+includable dividends/earnings paid or accrued on equity awards during Covered Year	$—

Item and Value Added (Deducted)	2023
For Non-PEO NEOs (Average):
- change in actuarial present value of pension benefits	$—
+ service cost of pension benefits	$—
+ prior service cost of pension benefits	$—
- Summary Compensation Table “Stock Awards” column value	$(443,732)
- Summary Compensation Table “Option Awards” column value
+ Covered Year-end fair value of outstanding equity awards granted in Covered Year	$1,008,170
+/- change in fair value (from prior year-end to Covered Year-end) of equity awards outstanding at Covered Year-end that were granted in prior years	$242,817
+ vesting date fair value of equity awards granted and vested in Covered Year	$—
+/- change in fair value (from prior year-end to vest date in Covered Year) of prior-year equity awards vested in Covered Year	$(17,132)
- prior year-end fair value of prior-year equity awards forfeited in Covered Year	$—
+ includable dividends/earnings paid or accrued on equity awards during Covered Year	$—
3.For each Covered Year, our total shareholder return was calculated as the yearly percentage change in our cumulative total shareholder return on our common stock, par value $0.05 per share, measured as the quotient of (a) the sum of (i) the cumulative amount of dividends for a period beginning with our closing price on The NASDAQ Global Select Market on December 31, 2019 through and including the last day of the Covered Year (each one-year, two-year, three-year, and four-year period, the “Measurement Period”), assuming dividend reinvestment, plus (ii) the difference between our closing stock price at the end versus the beginning of the Measurement Period, divided by (b) our closing share price at the beginning of the Measurement Period. Each of these yearly percentage changes was then applied to a deemed fixed investment of $100 at the beginning of each Measurement Period to produce the Covered Year-end values of such investment as of the end of 2023, 2022, 2021 and 2020, as applicable. Because Covered Years are presented in the table in reverse chronological order (from top to bottom), the table should be read from bottom to top for purposes of understanding cumulative returns over time.

4.For purposes of this pay versus performance disclosure, our peer group total shareholder return is calculated based on the S&P 500 Aerospace & Defense Index (the "Index"). For each Covered Year, the Index cumulative total shareholder return was calculated based on a deemed fixed investment of $100 in the Index through each Measurement Period.

5.Net income is calculated in accordance with U.S. Generally Accepted Accounting Principles. The net income reported in this table for 2022 has been corrected from the amount reported for such year in the Pay Versus Performance table in our 2023 proxy statement ($28,063,000).

6.For purposes of this PVP Table, our adjusted EBITDA was calculated as net income before interest expense, income taxes, amortization of intangible assets and depreciation and other amortization adjusted for discrete items such as acquisition, integration and restructuring costs [related to the acquisition of Precision Aerospace, Desser Aerospace and Honeywell Fuel Control], and non-recurring professional fees [related to the Company's equity offering and debt issuance.

The following charts provide, across the Covered Years, (1) a comparison between our cumulative total shareholder return and the cumulative total shareholder return of the Index, and (2) illustrations of the relationships between (A) the executive compensation actually paid to the PEO and the average of the executive compensation actually paid to our non-PEO NEOs (in each case as set forth in the PVP Table above) and (B) each of the performance measures set forth in columns (f), (h) and (i) of the PVP Table above.

The following table lists the four financial performance measures that we believe represent the most important financial performance measures we used to link compensation actually paid to our named executive officers for fiscal 2023 to our performance:

Revenue
Adjusted Free Cash Flow
Adjusted EBITDA
Net Income

PROPOSAL 3
ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

What am I voting on? Stockholders are being asked to approve, on a non-binding advisory basis, our named executive officers' compensation (commonly referred to as "say-on-pay").

Voting Recommendation: FOR the approval of the compensation of the Company’s named executive officers.

Vote Required: Requires the affirmative vote of a majority of the Stock present or by proxy, at the Annual Meeting and entitled to vote at the Annual Meeting. Because the vote is advisory, it will not be binding upon the Board or the Compensation Committee. The Compensation Committee will, however, carefully consider the outcome of the vote when considering future executive compensation arrangements.

Broker Discretionary Voting Allowed? No, broker non-votes have no effect.

Abstentions: Same effect as a vote against the proposal.

Section 14A of the Exchange Act requires that we include in this 2024 Proxy Statement a non-binding advisory stockholder vote to approve our named executive officers’ compensation as described in this 2024 Proxy Statement (commonly referred to as “say-on-pay”). After taking into consideration the vote of the stockholders at the 2021 Annual Meeting regarding the frequency of the advisory vote on executive compensation, the Board determined that future advisory votes on named executive officer compensation would be held every year, with the vote for the current year being taken pursuant to this Proposal 3, in response to the vote of stockholders.

We encourage stockholders to review the “Compensation Discussion and Analysis” and the “Executive Compensation” sections of this 2024 Proxy Statement. VSE’s consistent stockholder value creation over the long term is reinforced by and aligned with the executive compensation program. We believe the program strikes the appropriate balance between utilizing responsible, measured pay practices and effectively incentivizing our executives to dedicate themselves fully to value creation for our stockholders. This balance is evidenced by the following:

•We provide a significant part of executive compensation in performance-based incentives, including annual cash incentive awards and performance-based equity awards. Payouts of performance-based equity awards are generally based on achievement of pre-established financial objectives and are subject to caps on total payouts;

•The earning of performance-based restricted stock unit awards is generally subject to performance over three performance years;

•We utilize multiple performance metrics in our plans and programs to discourage excessive risk-taking. Our program’s design does not encourage excessive focus on a single performance goal to the detriment of other metrics of success; and

•Substantial stock ownership requirements help ensure that our senior executives maintain a significant stake in our long-term success.

The Board strongly endorses the Company’s executive compensation program and recommends that the stockholders vote in favor of the following resolution:

"RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the NEOs as described in this 2024 Proxy Statement under “Compensation Discussion and Analysis” and “Executive Compensation,” including the related tabular and narrative disclosure contained in this 2024 Proxy Statement."

Because the vote is advisory, it will not be binding upon the Board or the Compensation Committee and neither the Board nor the Compensation Committee will be required to take any action as a result of the outcome of the vote on this proposal. The Compensation Committee will, however, carefully consider the outcome of the vote when considering future executive compensation arrangements. We currently hold a say-on-pay vote annually, and the next say-on-pay vote is expected to occur at our 2025 Annual Meeting.

The approval of the advisory resolution on the Company’s compensation of executive officers requires the affirmative vote of a majority of the Stock present, in person or by proxy, and entitled to vote at the Annual Meeting.

The Board unanimously recommends that stockholders vote “FOR” the approval of the compensation of the Company’s named executive officers.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of the record date, March 25, 2024, there were 15,833,849 shares of Stock outstanding. The following table sets forth certain information regarding beneficial ownership of Stock as of March 25, 2024, for beneficial owners of more than 5% of Stock, each director, executive officer and for all directors and executive officers of the Company as a group.

Name of Beneficial Owner	Shares Beneficially Owned	Percent of Outstanding Shares

Certain Beneficial Owners (at least 5%)
FMR LLC (1)	2,357,324	14.9%
245 Summer Street, Boston, MA 02210
T. Rowe Price Investment Management, Inc. (2)	1,524,620	9.7%
101 E. Pratt Street, Baltimore, MD 21201
BlackRock, Inc. (3)	973,635	6.2%
55 East 52nd Street, New York, NY 10055
Dimensional Fund Advisors LP (4)	717,489	5.6%
6300 Bee Cave Road, Bldg. 1, Austin TX, 78746
Non-Employee Directors
Ralph E. Eberhart	44,525	*
Anita D. Britt	5,252	*
Edward P. Dolanski	6,326	*
Mark E. Ferguson III	14,620	*
Lloyd E. Johnson	5,252	*
Calvin S. Koonce (5)	1,867,082	11.8%
John E. Potter	23,183	*
Bonnie K. Wachtel (6)	138,335	*

Named Executive Officers and Other Directors
John A. Cuomo	104,519	*
Stephen D. Griffin	26,069	*
Farinaz S. Tehrani	14,104	*
Chad M. Wheeler	28,226	*
Benjamin E. Thomas	29,851	*

Directors and Executive Officers as a Group	2,307,344	14.6%
(13 persons)
     * Represents less than one percent.
1.The beneficial ownership reported is based upon a Schedule 13G/A filed by FMR LLC, and Abigail P. Johnson and Fidelity Low-Priced Stock Fund on February 9, 2024. The Schedule 13G/A indicates that FMR LLC has sole dispositive power as to 2,357,324 shares, Abigail P. Johnson has sole dispositive power as to 2,357,324 shares, and Fidelity Low-Priced Stock Fund has the right to receive or the power to direct the receipt of dividends from or the proceeds from the sale of 1,150,314 shares.
2.The beneficial ownership reported is based upon a Schedule 13G filed by T. Rowe Price Investment Management, Inc. on February 14, 2024. The Schedule 13G indicates that T. Rowe Price Investment Management, Inc. has sole dispositive power as to 1,524,620 shares and sole voting power as to 468,152 shares.

3.The beneficial ownership reported is based upon a Schedule 13G/A filed by BlackRock, Inc. on January 29, 2024. The Schedule 13G/A indicates that BlackRock, Inc. has sole dispositive power as to 973,635 shares and sole voting power as to 948,201 shares.

4.The beneficial ownership reported is based upon a Schedule 13G/A filed by Dimensional Fund Advisors LP on February 9, 2023. The Schedule 13G/A indicates that Dimensional Fund Advisors LP has sole dispositive power as to 766,940 shares and sole voting power as to 784,606 shares.

5.Mr. Koonce’s mailing address is 6229 Executive Blvd., Rockville, MD 20852. The share amount reported for Mr. Koonce includes 20,000 shares held by his wife and 501,584 shares held in a family trust by Koonce, LLC.

6.The share amount reported for Ms. Wachtel includes 1,000 shares held in a retirement account.

STOCKHOLDER PROPOSALS

In order to properly submit a proposal for inclusion in the proxy statement for the 2025 Annual Meeting, you must follow the procedures outlined in Rule 14a-8 of the Exchange Act. To be eligible for inclusion, we must receive your stockholder proposal at our principal executive offices, 6348 Walker Lane, Alexandria, Virginia 22310-3226, in care of our Corporate Secretary, by no later than Tuesday, December 3, 2024.

In addition, under our by-laws, stockholders may recommend persons to be nominated for election as our directors at the annual meeting of stockholders. To be considered for nomination, such recommendation must be received in writing by our Secretary no later than 90 days before the date which corresponds to the date on which the annual meeting of stockholders was held during the immediate prior year, i.e., Thursday, February 20, 2025 in respect of the annual stockholders meeting in 2025. Such recommendation shall be accompanied by the name of the stockholder proposing the candidate, evidence that stockholder is a beneficial owner of our Stock as of the record date established for the determination of stockholders entitled to notice of, and to vote at, the annual meeting of stockholders, the name of candidate being proposed for nomination, and the candidate’s biographical data and qualifications.

Compliance With Universal Proxy Rules for Director Nominations

In addition to satisfying the requirements under our by-laws, if a stockholder intends to comply with the SEC’s universal proxy rules and to solicit proxies in support of director nominees other than the Company’s nominees, the stockholder must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act, which notice must be postmarked or transmitted electronically to us at our principal executive offices no later than 60 calendar days prior to the one-year anniversary date of the Annual Meeting (for the 2025 Annual Meeting, no later than Saturday, March 22, 2025). If the date of the 2025 Annual Meeting is changed by more than 30 calendar days from such anniversary date, however, then the stockholder must provide notice by the later of 60 calendar days prior to the date of the 2025 Annual Meeting and the 10th calendar day following the date on which public announcement of the date of the 2025 Annual Meeting is first made.

OTHER MATTERS

We will bear the costs of the solicitation of proxies for use at the Annual Meeting. In addition to the use of mail, proxies may be solicited by personal interview or telephone by our directors, officers and employees. Arrangements will also be made with brokerage houses and other custodians, nominees, and fiduciaries, who are record holders of Stock, for forwarding solicitation material to the beneficial owners of the Stock. We will, on the request of such record holders, pay the reasonable expenses for completing the mailing of such materials to the beneficial owners.

A copy of the Annual Report (without exhibits) will be furnished without charge on written or telephonic request to Farinaz S. Tehrani, Chief Legal Officer and Corporate Secretary, 6348 Walker Lane, Alexandria, VA 22310-3226 or call (703) 329-3209. The Form 10-K is also available at www.vsecorp.com.

The list of stockholders entitled to vote at the Annual Meeting and at any adjournment thereof will be open to examination by any stockholder during the 10 days prior to the Annual Meeting by appointment only. The mailing address of VSE’s principal executive office is 6348 Walker Lane, Alexandria, Virginia 22310-3226. VSE’s telephone number is (703) 960-4600.

By Order of the Board of Directors
Farinaz S. Tehrani, Secretary

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/VSEC2024**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

The Virtual Annual Meeting will be held on May 21, 2024 at 10:00 am EDT.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V29818-P05588 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

VSE CORPORATION

The Board of Directors recommends you vote FOR ALL the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) John A. Cuomo
02) Edward P. Dolanski
03) Ralph E. Eberhart
04) Mark E. Ferguson III
05) John E. Potter
06) Bonnie K. Wachtel
07) Anita D. Britt
08) Lloyd E. Johnson

The Board of Directors recommends you vote FOR the following proposals:

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date